    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 1997
                                                REGISTRATION NO. 333-__________

         --------------------------------------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

         --------------------------------------------------------------


                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

         --------------------------------------------------------------


                       INTEGRATED SECURITY SYSTEMS, INC.
                 (Name of small business issuer in its charter)

          Delaware                           3499                    75-2422983
  (State of incorporation        (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)    Classification Code Number)   Identification No.)

         --------------------------------------------------------------

                                                  Gerald K. Beckmann
                                                    President & CEO
8200 Springwood Drive, Suite 230             8200 Springwood Drive, Suite 230
    Irving, Texas  75063                          Irving, Texas  75063
       (972) 444-8280                                (972) 444-8280
(Address and telephone number              (Name, address and telephone number
of principal executive offices                    of agent for service)
and principle place of business)


         --------------------------------------------------------------


                                   Copies to:
                                 DAVID H. ODEN
                            Haynes and Boone, L.L.P.
                          901 Main Street, Suite 3100
                                Dallas, TX 75202
                                 (214) 651-5000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

Pursuant to Rule 416, there are hereby registered such additional indeterminate number of shares of the Registrant's Common Stock as may become issuable to prevent dilution by reason of stock splits, stock dividends, or similar transactions.


                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                   Amount to be      Proposed maximum     Proposed maximum        Amount of
Title of each class of             registered (1)   offering price per   aggregate offering    registration fee
securities to be registered                                                    unit (1)           price (1)
---------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value       600,000 shares         $1 33/64           $   909,375           $   276
---------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
    conversion of debentures     4,380,952 shares         $1.05               $4,600,000           $ 1,394
---------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                             $ 1,670
===============================================================================================================

(1)  Estimated solely for purposes of calculating the registration fee.

                              --------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                       INTEGRATED SECURITY SYSTEMS, INC.

                             CROSS REFERENCE SHEET
                           BETWEEN ITEMS OF FORM SB-2
                                 AND PROSPECTUS



              REGISTRATION STATEMENT ITEMS AND HEADINGS                                 PROSPECTUS CAPTIONS
---------------------------------------------------------------------- ---------------------------------------------
1.      Front of Registration Statement and Outside Front              Cover Page of Registration Statement and
        Cover Page of Prospectus...................................... Prospectus

2.      Inside Front and Outside Back Cover Pages of
        Prospectus.................................................... Inside Front Cover Page of Prospectus

3.      Summary Information and Risk Factors.......................... Prospectus Summary; Risk Factors

4.      Use of Proceeds............................................... Not applicable

5.      Determination of Offering Price............................... Not Applicable

6.      Dilution...................................................... Not Applicable

7.      Selling Security Holders...................................... Principal and Selling Stockholders

8.      Plan of Distribution.......................................... Plan of Distribution

9.      Legal Proceedings............................................. Business - Legal Proceedings

10.     Directors, Executive Officers, Promoters and Control           Management - Directors, Executive Officers
        Persons....................................................... and Key Employees

11.     Security Ownership of Certain Beneficial Owners and
        Management.................................................... Principal and Selling Stockholders

12.     Description of Securities..................................... Description of Securities

13.     Interest of Named Experts and Counsel......................... Legal Matters; Experts

14.     Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities................................ Description of Securities; Part II

                                                                       Management's Discussion and Analysis of
15.     Organization Within Last Five Years........................... Financial Condition and Results of Operations

16.     Description of Business....................................... Business

17.     Management's Discussion and Analysis or Plan of                Management's Discussion and Analysis of
        Operation..................................................... Financial Condition and Results of Operations

18.     Description of Property....................................... Business - Property

19.     Certain Relationships and Related Transactions................ Certain Transactions

20.     Market for Common Equity and Related Stockholder
        Matters....................................................... Market for Company's Common Stock

21.     Executive Compensation........................................ Management - Executive Compensation

                                                                       Index to Financial Statements; Financial
22.     Financial Statements.......................................... Statements

23.     Changes in and Disagreements with Accountants on
        Accounting and Financial Disclosure........................... Not Applicable

                                4,980,952 SHARES

                              INTEGRATED SECURITY

                         ==============================
                                      ISSI
                         ==============================

                                 SYSTEMS, INC.

                                  COMMON STOCK

This Prospectus relates to the sale of 4,980,952 shares of Common Stock, $.01 par value (the "Common Stock"), of Integrated Security Systems, Inc. (the "Company"), all of which are being sold by certain selling stockholders (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the shares offered hereby. See "Principal and Selling Stockholders," "Plan of Distribution," and "Description of Securities."

The Common Stock and warrants to purchase Common Stock (the "IPO Warrants") are quoted on the Nasdaq Small Cap Market under the symbol "IZZI" and "IZZW," respectively, and on the Boston Stock Exchange under the symbol "ISI" and "ISIW," respectively. On August 14, 1997, the last reported sale prices for the Common Stock and IPO Warrants as reported on the Nasdaq Small Cap Market were $1.84 and $.69, respectively.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             THE DATE OF THIS PROSPECTUS IS __________ _____, 1997.

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
Prospectus Summary......................................................3
The Offering............................................................3
Risk Factors............................................................4
Capitalization..........................................................6
Pro Forma Consolidated Statement of Operations..........................7
Market for Company's Common Stock.......................................8
Dividend Policy.........................................................8
Principal and Selling Stockholders......................................9
Management's Discussion and Analysis of Financial
 Condition and Results of Operations...................................10
Business...............................................................14
Management.............................................................18
Certain Transactions...................................................21
Description of Securities..............................................21
Plan of Distribution...................................................23
Legal Matters..........................................................24
Experts................................................................24
Additional Information.................................................24
Index to Financial Statements.........................................F-1

                               PROSPECTUS SUMMARY


                                  THE COMPANY

        The Company designs, develops, manufactures, sells and services commercial and industrial security and traffic control products including warning gates, crash barriers, lane changers, navigational and airport lighting, and electronically-controlled security gates. The Company also develops and markets "intelligent" or programmable security systems that integrate multiple security devices and subsystems for governmental, commercial and industrial facilities. Applications for these systems include perimeter security for airports, access control for commercial office buildings, and video surveillance for warehouses. By integrating different commercially available security products such as automatic gates, access control panels, video cameras, switchers, recorders, and badge identification systems, the Company provides turnkey security solutions that perform automated user-defined security functions. The Company's executive offices are located at 8200 Springwood Drive, Suite 230, Irving, Texas 75063. The Company's telephone number is (972) 444-8280.


                                  THE OFFERING

Common Stock offered by
the Selling Stockholders:..............  4,980,952 shares of Common Stock (2)

Common Stock Outstanding:

         Prior to this Offering........  7,905,212 shares (1)

         After this Offering...........  12,286,164 shares (1)(2)


                                                              Boston
Symbols                        Nasdaq Symbols                 Exchange
-------                        --------------                 --------
Common Stock                       IZZI                        ISI
IPO Warrants                      IZZIW                        ISIW

--------------------

(1) Does not include 500,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan.

(2) Of the shares of Common Stock being offered by the Selling Stockholders, 600,000 shares are currently outstanding. The remaining 4,380,952 shares are issuable upon the conversion of currently outstanding convertible debentures.

                                  RISK FACTORS

         An investment in the Common Stock involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. Accordingly, prospective investors should carefully consider the following factors, in addition to the other information concerning the Company and its business contained in this Prospectus before purchasing the securities offered hereby.

         Note: Effective January 1, 1997, the Company changed its fiscal year end from December 31 to June 30. References to fiscal years 1996 and earlier refer to the twelve months ended December 31 of such year. References to fiscal 1997 refer to the six month transition period ended June 30, 1997.

CONTINUING LOSSES

         Certain of the Company's subsidiaries have reported consolidated losses of $276,767 in 1996, $2,864,219 in 1995, $372,568 in 1994, $1,670,059 in
1993 and $1,352,133 in 1992. For fiscal 1997, the Company had a consolidated net loss of $330,257. The Company did not experience a negative cash flow in fiscal 1997, and in the fiscal years 1996 and 1993, but experienced negative cash flow of $155,850 in 1995, $298,713 in 1994, and $50,916 in 1992. The
subsidiary which contributed the majority of losses in past years was discontinued in 1995. However, the Company's Innovative Security Technologies, Inc. ("IST") subsidiary continues to operate at a loss and, under existing loan covenants, the other subsidiaries of the Company are limited in the amount of financial support they can provide IST. Therefore, in order to continue operations of this subsidiary, its losses will have to be reduced or eliminated or the Company will be required to raise additional working capital that is available to IST. If neither of these can be accomplished, the operations of IST may have to be discontinued or sold. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

FUTURE CAPITAL NEEDS

         The Company believes additional working capital and term financing will be required to fund growth plans at all of the Company's major business units. The amount required will depend on many factors, including cash flow from operations and the ability to market its products successfully. There can be no assurance that the Company will be able to obtain additional financing, or that financing will be available on terms that will be acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

LACK OF MARKET ACCEPTANCE OF INTELLI-SITE

         The Company's marketing strategy includes the sale of sophisticated integrated security systems, such as the Company's Intelli-Site(R), which the Company believes will result in higher sales and gross margins. To date, sales of these systems have been limited and there can be no assurance that the market will accept the Company's Intelli-Site products, or that the Company will be able to successfully market its integrated security systems.

ACQUISITION RISKS

         The Company's strategy includes increasing its market penetration by starting new, or acquiring existing, businesses to develop, manufacture or sell products that enhance the safety and security of people and assets. The Company has not reached any agreement or understanding with any acquisition candidate, nor have any acquisition discussions reached the point where an acquisition is probable. There can be no assurance that any new businesses can be acquired or operated profitably. In addition, the Company's ability to execute this strategy will depend on a number of factors, including its ability to hire, train and retain an adequate number of experienced management and sales employees, and to secure adequate financing, none of which are assured.

SEASONALITY -- IMPACT ON QUARTERLY RESULTS

         Because the Company sells some products which are used primarily in outdoor construction, which is affected by weather, the Company's revenues during the quarters ending September and December have historically represented approximately 61% of the annual revenues of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

DEPENDENCE UPON KEY PERSONNEL

         The Company's success depends, to a significant extent, upon the efforts and abilities of a number of key employees. The loss of services of one or more of these employees, especially the Company's Chairman of the Board, President and Chief Executive Officer, Gerald K. Beckmann, could have a material adverse effect on the business of the Company. The Company believes that its future success will also depend in part upon its ability to attract, retain, and motivate qualified personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

DEPENDENCE UPON COMPLETION OF PRODUCT DEVELOPMENT

         The Company's ability to compete successfully in the integrated security systems market is dependent upon its ability to develop and produce products that are technologically comparable to those of its competitors. Development by others of new or improved products or technologies may make the Company's products or proposed products obsolete or less competitive. In order to fulfill its marketing strategy, the Company will be required to devote substantial effort and financial resources to enhance its existing products and to develop new products which meet a wide range of evolving user needs and achieve market acceptance. There can be no assurance that the Company will succeed in developing and marketing such products or that the Company will be able to respond effectively to technological changes, emerging industry standards, or new product introductions by others.

COMPETITION

         The markets for the Company's products are extremely competitive. Many of the Company's competitors have greater market recognition and greater financial, technical, marketing and human resources than the Company. There can be no assurance that the Company will be able to compete successfully against existing companies or new entrants to the marketplace. Furthermore, the development by competitors of new or improved products or technologies may render the Company's products or proposed products obsolete or less competitive. See "Business-Competition."

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company on June 30, 1997.


Current Portion of Long-Term Debt                                  $    522,550
Long-Term Debt and Other Liabilities                                  7,723,558
                                                                   ------------
Total Debt                                                            8,246,108

Stockholders' Equity
     Convertible Preferred Stock, $.01 par value, 750,000 shares authorized; 17,250 shares issued and outstanding at
     June 30, 1997                                                          172

     Common Stock, $.01 par value, 30,000,000 shares
     authorized; 7,955,212 and 7,905,212 shares, respectively,
     issued and outstanding at June 30, 1997                             79,552

     Additional Paid In Capital                                      10,523,546
     Treasury Stock; 50,000 shares                                     (118,750)

     Accumulated Deficit                                             (6,536,758)
                                                                   ------------
Total Stockholders' Equity                                            3,947,762
                                                                   ------------
Total Capitalization                                               $ 12,193,870
                                                                   ============

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


         On December 31, 1996, the Company acquired all the outstanding capital stock of Golston Company, Inc. ("GCI"). The pro forma consolidated statement of operations for the year ended December 31, 1996 is presented as if the Company had acquired GCI on January 1, 1996, and gives effect to the related financing. The pro forma consolidated statement of operations should be read in conjunction with the financial statements of the Company and GCI, including the related footnotes thereto, appearing elsewhere in this Prospectus. The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on January 1, 1996, nor is it indicative of the Company's future results. The pro forma information also does not reflect either the issuance of shares in connection with the conversion or exercise of any of the Company's outstanding convertible preferred stock, warrants, or convertible debentures.


                                                                 PRO FORMA          PRO FORMA
                                  COMPANY           GCI         ADJUSTMENTS        CONSOLIDATED
                                ------------    ------------    ------------       ------------
Sales                           $      9,054    $      4,294                       $     13,348
Cost of Sales                          5,184           1,535             432(1)           7,151
                                ------------    ------------    ------------       ------------
Gross Margin                           3,870           2,759            (432)             6,197

Operating Expenses                     3,929           2,077            (890)(2)          5,116

Income (Loss) from Operations            (59)            682             458              1,081

Other Expense                           (252)            (37)           (552)(3)           (841)
                                ------------    ------------    ------------       ------------
Income (Loss) from Continuing
Operations Before Tax                   (311)            645             (94)               240
Income Tax                                12            (234)            234(4)              12
Discontinued Operations                   23            --              --                   23
                                ------------    ------------    ------------       ------------
Net Income (Loss)               $       (276)   $        411    $        140       $        275
                                ============    ============    ============       ============

Weighted Average Shares of
Common Stock Outstanding           5,122,878                                          5,847,191

Net Income (Loss) Per Share
   Continued Operations         $      (0.05)                                       $       0.05
   Discontinued Operations              0.00                                                0.00
                                ------------                                        ------------
        Total                   $      (0.05)                                       $       0.05
                                ============                                        ============

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

         The following describes the assumptions used in determining the pro forma adjustments set forth above:

(1) Adjustment to depreciation of manufacturing fixed assets arising from the GCI acquisition is based on useful lives varying from 3-7 years.

(2) Adjustment to depreciation of fixed assets arising from the GCI acquisition is based on useful lives of 5 years, plus goodwill amortization; net of the effect of employees terminated as of December 31, 1996 with consolidation of the businesses.

(3) Interest related to $6.1 million of indebtedness incurred by the Company in connection with the acquisition, with an interest rate of 9% per annum.

(4) Adjustment from utilization of parent company losses to offset federal income taxes.

                       MARKET FOR COMPANY'S COMMON STOCK

         The Company's Common Stock is traded on the Automated Quotation System of the National Association of Securities Dealers, Inc. ("Nasdaq") under the symbol "IZZI" and on the Boston Stock Exchange under the symbol "ISI." The IPO Warrants are traded on the Nasdaq Small Cap Market under the symbol "IZZIW" and on the Boston Stock Exchange under the symbol "ISIW." As of June 30, 1997, there were 7,905,212 shares of Common Stock outstanding and 1,450,000 IPO Warrants outstanding entitling holders to purchase 3,045,000 shares of Common Stock. The shares of Common Stock are held of record by approximately 75 holders and the Warrants are held of record by approximately 54 holders. The following table sets forth, for the periods indicated, the high and low bid quotations for the IPO Warrants and the Common Stock on the Nasdaq Small Cap Market. Trading prices for the Common Stock and the IPO Warrants on the Boston Stock Exchange are substantially similar to the prices set forth below for the Nasdaq Small Cap Market. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The trading market in the Company's securities may at times be relatively illiquid due to low volume.


                               COMMON STOCK                   WARRANTS
                        -------------------------------------------------------
                           $ HIGH       $ LOW            $ HIGH         $ LOW
                        -------------------------------------------------------
FISCAL 1997
     First Quarter           3 1/2         1 3/16         1 5/8          15/16
     Second Quarter          2 3/16        1 1/4          1 5/16         11/16

FISCAL 1996
     First Quarter           2 13/16         5/8            7/8          1/16
     Second Quarter          5 7/8         2 1/16         1 3/8          5/16
     Third Quarter           3 1/2         1 13/16        1              11/16
     Fourth Quarter          3 5/8         2 3/8          1 5/16         3/4

FISCAL 1995
     First Quarter           2 1/2         1 5/8            11/16        3/8
     Second Quarter          2 5/8         1                5/8          5/16

         On August 14, 1997, the last reported sales prices for the Common Stock and the IPO Warrants as reported on the Nasdaq Small Cap Market were $1.84 and $.69, respectively.


                                DIVIDEND POLICY

         Dividends have not been declared on the Common Stock and it is not anticipated that dividends will be paid in the near future because any funds available will most likely be reinvested in the Company's business and used to repay outstanding debt.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth the number and percentage of outstanding shares of each class of the Company's capital stock beneficially owned as of June 30, 1997 by (i) each director and named executive officer of the Company,
(ii) all officers and directors of the Company as a group, (iii) all persons who are known by the Company to be beneficial owners of 5% or more of any class of capital stock of the Company, and (iv) each Selling Stockholder. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares indicated as beneficially owned by such person. With regard to shares of Common Stock, this table assumes that the persons set forth below have fully converted all their shares of convertible preferred stock into shares of Common Stock and fully exercised all their warrants to purchase Common Stock and converted their convertible debentures. For a description of the Company's convertible preferred stock, see "Description of Securities."


                                                             SHARES OF STOCK OWNED PRIOR TO OFFERING
                                        -----------------------------------------------------------------------------
                                        NO. OF SHARES             NO. OF SHARES OF            NO OF SHARES OF
                                          OF COMMON       % OF        SERIES A        % OF       SERIES C        % OF
NAME OF BENEFICIAL OWNER                    STOCK         CLASS    PREFERRED STOCK   CLASS    PREFERRED STOCK    CLASS
------------------------------------    -------------    ------   ----------------   -----    ---------------    -----
Frank R. Marlow(1)                          73,856            *            --           --            --           --
Gerald K. Beckmann(1)                      868,929           11%           --           --         3,500          100%
H.J. Meyers, Inc.(2)                       609,000            8%           --           --            --           --
Holly J. Burlage(1)                         13,128            *            --           --            --           --
James E. Jack (1)                               --           --            --           --            --           --
James W. Casey(1)                          157,873            2%           --           --            --           --
Philip J. Hempleman                        224,000            3%        8,000           58%           --           --
Philip R. Thomas(1)                      1,625,126           20%           --           --            --           --
ProFutures Bridge Capital Fund LP          475,000            6%           --           --            --           --
ProFutures Special Equities Fund LP        125,000            2%           --           --            --           --
Renaissance Capital Growth & Income      2,190,476           27%           --           --            --           --
Fund, III, Inc.
Renaissance US Growth & Income Trust     2,190,476           27%           --           --            --           --
PLC
Robert M. Galecke(1)                            --           --            --           --            --           --
Seabeach & Co.                           1,120,000            8%           --           --            --           --
All Officers and Directors as a Group    1,113,786           14%           --           --         3,500          100%
(7 Persons)

                                                                   SHARES OF COMMON
                                                              STOCK OWNED AFTER OFFERING
                                                             ------------------------------
                                          SHARES OF COMMON   NO. OF SHARES OF
NAME OF BENEFICIAL OWNER                  STOCK TO BE SOLD   COMMON STOCK        % OF CLASS
------------------------------------      ----------------   ------------------  ----------
Frank R. Marlow(1)                                --              73,856               *
Gerald K. Beckmann(1)                             --             973,929              11%
H.J. Meyers, Inc.(2)                              --             609,000               8%
Holly J. Burlage(1)                               --              13,128               *
James E. Jack (1)                                 --                  --              --
James W. Casey(1)                                 --             157,873               2%
Philip J. Hempleman                               --             224,000               3%
Philip R. Thomas(1)                               --           1,625,126              20%
ProFutures Bridge Capital Fund LP            475,000                  --              --
ProFutures Special Equities Fund LP          125,000                  --              --
Renaissance Capital Growth & Income        2,190,476                  --              --
Fund, III, Inc.
Renaissance US Growth & Income Trust       2,190,476                  --              --
PLC
Robert M. Galecke(1)                              --                  --              --
Seabeach & Co.                                    --           1,120,000               8%
All Officers and Directors as a Group             --           1,218,786              14%
(7 Persons)


------------
*    Less than 1%.

(1) The address for this person is 8200 Springwood Drive, Suite 230, Irving, Texas 75063.

(2) This amount includes warrants to purchase Common Stock. Such warrants may be held in the name of officers and directors of H.J. Meyers, Inc.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


GENERAL

     Incorporated on December 19, 1991, the Company is a holding company that conducts its operations principally through four wholly-owned subsidiaries: B&B Electromatic, Inc. ("B&B"), Golston Company, Inc. ("GCI"), Innovative Security Technologies, Inc. ("IST"), and Tri-Coastal Systems, Inc. ("TCSI").

     On January 1, 1992, the Company acquired B&B from an affiliate in a transaction which was accounted for similar to a pooling of interests. B&B designs, manufactures, and distributes commercial and industrial security products, and traffic control gates, barriers and lighting for the road and bridge industry. B&B has been in operation since 1925. On March 16, 1993, the Company organized IST, which is a retail seller of security products and microprocessor-based systems to large customers. On August 23, 1993, the Company announced the development of its PC-based security network, Intelli-Site(R), that integrates multiple security functions into a centralized management system for single and/or multiple site locations. IST is responsible for the sales and marketing of this product. On September 18, 1995, the Company purchased substantially all of the assets and liabilities of TCSI. TCSI sells and installs security and safety systems to end users.

     On January 1, 1992, the Company purchased all of the outstanding stock of Automatic Access Controls, Inc. ("AAC"), an independent distributor of commercial and industrial security products. The Company discontinued the operations of AAC during 1995. Accordingly, AAC is reported as a discontinued operation for all periods presented.

     On December 31, 1996, the Company acquired all the outstanding stock of GCI. GCI's primary business is the design, manufacture, and marketing of pneumatic tube carriers for use in financial institutions and hospitals. In addition, GCI manufactures modular buildings for financial institutions. The purchase price was approximately $4.8 million in a combination of cash and seller notes, and the assumption of an additional $650,000 in existing debt. The real estate and facilities occupied by GCI were also acquired for an additional $1.5 million in cash. The Company funded this acquisition through the private placement of $4.6 million of convertible debentures to Renaissance Capital Fund, a private investment fund. The debentures have a maturity of seven years and, until converted, carry an annual interest rate of 9%. No principal payments are due for the first three years and the debentures may be exchanged for the Company's common stock at a conversion price of $1.05 per share. To complete the funding, an additional $660,000 of Common Stock was privately placed at $1.10 per share. During fiscal 1997, the Company recorded additional acquisition costs and non-compete agreements of $691,745.

     Effective January 1, 1997, the Company changed its fiscal year end from December 31 to June 30. References to fiscal years 1996 and earlier refer to the twelve months ended December 31 of such year. References to fiscal 1997 refer to the six month transition period ended June 30, 1997.

     The Company's executive offices are located at 8200 Springwood Drive, Suite 230, Irving, Texas 75063. The Company's telephone number is (972) 444-8280. The Company is a Delaware corporation.

R&D PARTNERSHIP

     Effective September 1, 1996, the Company entered into an agreement with I.S.T. Partners, Ltd., an unaffiliated limited partnership, whereby the Partnership will fund the sales, engineering and order fulfillment expenses of IST In exchange, the Partnership will receive, as compensation from IST, 85% of the revenue generated from IST's Intelli-Site sales until the Partnership has achieved at least a 150% return on its investment. After such time, the Partnership will dissolve. The Company retains full ownership of Intelli-Site during the agreement period and retains responsibility for managing IST's business activities, including customer relationships. As of June 30, 1997, the Partnership had not received any return on its investment. Also, during the year ended December 31, 1996, the Company received $250,000 from the Partnership related to the Partnership's purchase of sales leads and prospects.

EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This statement establishes a new methodology for reporting earnings per share for interim financial information and annual financial statements with periods ending after December 15, 1997. For the six months ended June 30, 1997 and the twelve months ended December 31, 1996, the pro forma basic and diluted loss per share amounts calculated assuming adoption of this statement would be the same as the loss per share presented on the consolidated statements of operations.

RESULTS OF OPERATIONS

Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

     Sales. The Company's sales increased by $2.3 million (55%) from $4.2 million during the six months ended June 30, 1996 to $6.5 million during the six months ended June 30, 1997. The increase was primarily attributable to the inclusion of GCI, acquired on December 31, 1996, for the six months ended June 30, 1997, with no equivalent revenue during the comparable 1996 period. Also contributing to the increase were sales at TCSI and IST during the six months ended June 30, 1997, due to larger contracts and increased business.

     For the six months ended June 30, 1997, approximately 74% of the Company's revenues were generated from the sale of products manufactured by the Company compared to 78% for the comparable six month period during 1996.

     Cost of Sales and Gross Margin. Gross margin as a percent of sales increased to 42% from 38% for the six months ended June 30, 1997 and 1996, respectively. This increase was primarily due to a favorable change in the Company's product mix compared to the prior year. With the inclusion of GCI results during the six months ended June 30, 1997, the Company experienced higher sales of products manufactured by the Company, which have higher gross margins. The Company also incurred $63,691 in software cost amortization during each of the 1997 and 1998 periods.

     Selling, General and Administrative. Selling, general and administrative expenses increased to $2.7 million during the six months ended June 30, 1997 from $1.8 million during the comparable 1996 period. The increase was primarily attributable to the inclusion of GCI expenses during the six months ended June 30, 1997.

     Research and Development. Research and development expenses decreased from $152,239 in fiscal 1996 to $34,138 in fiscal 1997. This decrease was due primarily to the completion of the initial development of Intelli-Site.

     Interest Expense. Interest expense increased to $389,540 during the six months ended June 30, 1997 from $174,215 during the comparable 1996 period due to the financing related to the acquisition of GCI.

     Gain on sale of assets. The Company recorded a $23,408 gain on the sale of assets during the six months ended June 30, 1997, primarily from the sale of modular buildings at GCI.

     Income Taxes. In assessing the likelihood of realization of the deferred tax asset, the Company primarily considered the trend of the Company's operating results toward profitability. The Company anticipates a positive trend to continue. This positive trend will continue to be boosted by the sales of IntelliSite, as well as the addition of GCI. These factors, coupled with the current growth of the security industry, were considered positive factors in this assessment. Since the net operating loss carry forward does not begin to expire until 2007, the Company anticipates that all recognized carry forward benefits will be fully utilized before this expiration date arrives. As there are no significant temporary differences in the Company's tax calculation, realization will be primarily achieved by increased profitability. The Company anticipates that its move to profitability will be dependent on its success in three areas: (i) sales - continued increases in sales at all subsidiaries plus a positive response to the Intelli-Site product; (ii) profit margins continued focus on increasing margins at IST, while maintaining the current margins at B&B and GCI; and (iii) cost control - continued cost control at all subsidiaries.

     Notwithstanding the above positive factors, the Company has adopted a conservative posture by providing a valuation reserve of 90% of the deferred tax asset as of June 30, 1997. Further recognition of the asset will be dependent on the Company attaining profitability targets that have been established. The realizability of the net deferred tax asset has been (and will continue to be) reviewed on a quarterly basis. The income tax benefit for 1996 consists of state income taxes for the Company's subsidiary, B&B.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Sales. The Company experienced a $1.4 million (19%) increase in sales from 1995 to 1996 from $7.6 million to $9 million. This increase was primarily attributable to the inclusion of TCSI, acquired in September 1995, for the entire year of 1996. The Company experienced a 5% increase in road and bridge and perimeter security sales during 1996; however, over $1 million of anticipated fourth quarter shipments were delayed by customer requests due to late construction projects and revised specifications. Also contributing to the increase in sales for 1996 was the sale of the Company's Intelli-Site software sales leads and prospects for $250,000 to a limited partnership chartered to fund the acceleration of marketing and sales efforts.

     For the year ended December 31, 1996, approximately 78% of the Company's revenues were generated from the sale of products manufactured by the Company compared to 94% for 1995.

     Cost of Sales and Gross Margin. Gross margin as a percent of sales decreased to 43% in 1996 from 45% in 1995. This decrease was primarily due to a less favorable product mix compared with the prior year. During 1996, the Company experienced higher sales of perimeter security products which have lower gross margins compared to road and bridge products. Also during 1996, in accordance with FAS 86, the Company began to amortize capitalized software development costs related to Intelli-Site as the product was brought to market. Amortization expense of $127,381 was recognized in 1996.

     Selling, General and Administrative. Selling, general and administrative expenses decreased from $4.6 million in 1995 to $3.8 million in 1996. The majority of this decrease was due to one-time expenses in 1995 of approximately $1 million for severance obligations to a former officer and the write-off of $511,000 in acquisition fees relating to a discontinued acquisition candidate. The decrease was offset by a 16% increase in expenses at B&B and the inclusion of expenses at TCSI for the entire year of 1996 compared to four months in 1995.

     Research and Development. Research and development expenses increased from $46,199 in 1995 to $152,239 in 1996. This increase was due to the inclusion of expenses at IST related to the development of Intelli-Site partially offset by reimbursement of development costs from the limited partnership chartered to fund the development and sales of the Intelli-Site product. Prior to 1996, the Company capitalized software development costs related to Intelli-Site in accordance with FAS 86.

     Interest Income. Interest income in 1996 decreased to $7,748 from $14,957 in 1995. During the first quarter of 1995, the Company earned interest on a $350,000 certificate of deposit placed with a bank as collateral to secure a line of credit. The certificate of deposit and accumulated interest were released on April 11, 1995.

     Interest Expense. Interest expense for 1996 decreased from $343,012 in 1995 to $260,471 in 1996. This decrease was primarily due to the repayment of certain short-term notes.

     Discontinued Operations. The discontinued operations reflect the operations of AAC. AAC's operations were discontinued during the second quarter of 1995. During 1996, the Company has recorded a gain on disposal of discontinued operations in the amount of $22,789 related to the settlement of certain liabilities.

     Income Taxes. In assessing the likelihood of realization of the deferred tax asset, the Company primarily considered the trend of the Company's operating results toward profitability. The Company anticipates a positive trend to continue. This positive trend will continue to be boosted by the sales of Intelli-Site, as well as the addition of GCI. These factors, coupled with the current growth of the security industry, were considered positive factors in this assessment. Since the net operating loss carry forward does not begin to expire until 2007, the Company anticipates that all recognized carry forward benefits will be fully utilized before this expiration date arrives. As there are no significant temporary differences in the Company's tax calculation, realization will be primarily achieved by increased profitability. The Company anticipates that its move to profitability will be dependent on its success in three areas: (i) sales - continued increases in sales at all subsidiaries plus a positive response to the Intelli-Site product; (ii) profit margins - continued focus on increasing margins at IST, while maintaining the current margins at B&B and GCI; and (iii) cost control - continued cost control at all subsidiaries.

     Notwithstanding the above positive factors, the Company has adopted a conservative posture by providing a valuation reserve of 90% of the deferred tax asset as of December 31, 1996. Further recognition of the asset will be dependent on the Company attaining profitability targets that have been established. The realizability of the net deferred tax asset has been (and will continue to be) reviewed on a quarterly basis. The income tax benefit for 1996 consists of state income taxes for the Company's subsidiary, B&B.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash position increased by $483,300 during the six months ended June 30, 1997. The Company used $95,195 of cash for operations during this period.

     During the six months ended June 30, 1997, the Company financed its continuing operations from operating cash flow, long-term borrowings of $816,291, and the private placement of its securities in the amount of $70,875. The Company used a total of $193,277 to pay principal and interest on indebtedness and to secure financing.

     The Company has a factoring facility with Union Planters Bank, Baton Rouge, Louisiana, pursuant to which it may factor accounts receivable (with recourse) and receive a total of up to $1.4 million in credit. This factoring facility expires August 15, 1997 and has an adjustable factoring fee of 3% of the total amount borrowed. As of June 30, 1997, the Company had no outstanding balance under this factoring facility.

     On April 11, 1997, GCI entered into a $1.95 million financing arrangement with Finova Capital Corporation, of which $775,000 was borrowed at the closing. The balance of the arrangement consists of $675,000 in additional borrowing potential and a $500,000 revolving line of credit. The initial $775,000 is due in 60 monthly principal and interest payments beginning May 1, 1997. The additional borrowing may take place over the next six to twelve months for fixed asset additions, with principal and interest payments due over 48 months beginning May 1, 1998. Interest on the term borrowings is at prime plus 2%, currently 10.5%. Although there are no principal payment requirements on the line of credit, interest is due monthly at the prime rate plus 1.75% based on the average daily borrowings during the prior month. To date, GCI has not drawn against the line of credit. The financing arrangement is guaranteed by the Company and is secured by certain tangible and intangible assets of GCI.

     Historically, GCI has generated positive cash flow from operations. The Company anticipates this trend to continue. This positive cash flow, in conjunction with the existing factoring facility and the financing arrangement described in the preceding paragraph, should position the Company to cover its working capital needs. As the Company continues to operate, additional financing will be necessary to fund growth plans at all of the Company's major business units.

     The information contained in the previous paragraph includes certain forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected by such forward-looking statements. Important factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to, the following: anticipated seasonal changes may not occur or operations may not improve as projected.

CAPITAL EXPENDITURES

     The Company has no commitments for capital expenditures during 1998. During the six months ended June 30, 1997, the Company acquired $149,549 of property and equipment and received proceeds of $135,953 from the sale of property during the period.

EFFECTS OF INFLATION

     The Company believes that the relatively moderate rate of inflation over the past few years has not had a significant impact on the Company's sales or operating results.

SEASONALITY

     Historically the Company has experienced seasonality in its business due to fluctuations in the weather. The Company typically experiences a decline in sales and operating results and expects to incur a loss during the quarter ended March 31 due to winter weather conditions.

ENVIRONMENTAL MATTERS

     The Company believes that it is in compliance with all applicable environmental regulations. Compliance with these regulations has not had, and is not anticipated to have, any material impact upon the Company's capital expenditures, earnings or competitive position.


                                    BUSINESS

GENERAL

     The Company designs, develops, manufactures, sells and services commercial and industrial security and traffic control products including warning gates, crash barriers, lane changers, navigational and airport lighting, and electronically-controlled security gates. The Company also develops and markets "intelligent" or programmable security systems that integrate multiple security devices and subsystems for governmental, commercial and industrial facilities. Applications for these systems include perimeter security for airports, access control for commercial office buildings, and video surveillance for warehouses. By integrating different commercially available security products such as automatic gates, access control panels, video cameras, switchers, recorders, and badge identification systems, the Company provides turnkey security solutions that perform automated user-defined security functions.

     At present, a customer with multiple security needs such as perimeter security, access control or video surveillance typically must design, develop and integrate each security function internally or utilize several outside vendors. By combining multiple security functions into an integrated system or network, the Company allows customers to reduce costs and human error while increasing the level of security for asset protection and personnel safety. The Company also has exclusive licenses for certain video and electronic funds transfer ("EFT") technologies. The licensed video technology can be used in CCTV security applications and the licensed EFT software can be used in systems which integrate, for example, parking garages and retail operations. By integrating EFT (credit cards, debit cards, check verification, etc.) into security systems, the Company can provide users, such as universities, with a single card solution to students and faculty for identification, dormitory and parking access, cafeteria purchases and automatic teller machine withdrawals.

     Because of increasing crime rates, increased emphasis on corporate security, and end user demands for more automated security products, the Company believes that the industry trend will continue toward more sophisticated, outsourced systems that offer the ability to automate several security functions simultaneously. As a result, the Company has developed a PC-based facility management system called Intelli-Site(R) that integrates all security functions across an entire enterprise including remote sites.

     The Company distributes its products and services through direct sales, dealer/distributor factory-direct purchasing networks, consultants and other system integrators.

CORE BUSINESS PRODUCTS

Road and Bridge:  B&B Electromatic, Inc. ("B&B")

     B&B, the Company's manufacturing subsidiary in operation since 1925, designs, manufactures, and markets warning gates, crash barriers (anti-terrorist or traffic control), lane changers, navigational lighting, airport lighting and perimeter security gates and operators. Road and bridge products are usually custom-designed and are sold through B&B's direct sales channel. Custom contracts have a wide range of value from $5,000 to over $500,000 with contract fulfillment ranging from several months to one or more years.

     B&B plans to continue to leverage its long term reputation of high quality designs and its broad network of architectural firms that prefer and specify B&B products on new projects into increased revenues during the rebuilding of the federal and state road and bridge infrastructures. In addition, the Company will continue to incorporate B&B's road and bridge reputation into its more recently established perimeter security core business.

Perimeter Security:  B&B Electromatic, Inc. ("B&B")

     B&B manufactures gate operators and aluminum gate panels which it sells to dealers and distributors. Gate panels are movable portions of an enclosure used for pedestrian and vehicular site access and egress. Gate operators are automated mechanisms designed to open and close gate panels under electronic control. B&B perimeter security products average between $1,000 and $8,000 per order with delivery times ranging from less than a week to several weeks depending upon whether the item is custom-built or a standard product. Perimeter security products are also integrated into Intelli-Site systems and resold as a subsystem by IST to its clients.

Electronic Security Systems:  Tri-Coastal Systems, Inc. ("TCSI")

     TCSI designs, sells, installs and services electronic security systems primarily for commercial and industrial buildings using standard "off-the-shelf" subsystems from various manufacturers. TCSI will often provide the subsystem components for an IST integrated system sale. In addition, TCSI provides maintenance services and monitoring services for both its own and IST's end users.

Integrated Systems:  Innovative Security Technologies, Inc. ("IST")

     IST designs, develops and markets fully integrated turnkey facility management systems. IST continues to develop a direct sales channel to provide total security and other facility management functions (i.e., HVAC, EFT payment systems, parking systems, etc.) to customers not serviced by dealers or, for various reasons including the unavailability of turnkey products and services, choose not to use dealers. IST's strategy is to exploit industry outsourcing trends by directly marketing and servicing its proprietary Intelli-Site integrated turnkey system to end users and to other system integrators.

     In 1993, IST began developing and testing a proprietary hardware and software product called Intelli-Site, a user-defined, PC-based systems integration platform. The two industry-unique features of Intelli-Site are its ability to integrate any vendor's security devices or sub-system (vendor independency) and its ability to have the system's automated functionality be defined by the end user at any time, within minutes, without programming (dynamic functionality). The Company knows of no other product with these features.

     Intelli-Site is a standard product that competes against custom-designed systems. Since Intelli-Site is a standard product, it offers a significant price advantage over custom-developed systems by eliminating software development costs and reducing the time to delivery. Custom-designed systems may cost $500,000 and can run as high as $10 million or more. Intelli-Site systems cost much less than a custom-designed system with approximately the same level of integration. However, custom system functions cannot be changed by the user without paying for, and waiting for, another custom development cycle. Intelli-Site systems, depending on the configuration and number of integrated devices, can be sold for as little as $50,000 to over $1 million and are user definable. The Company believes that 137,000 U.S. companies have budgeted between $50,000 and $600,000 for security purposes. Intelli-Site, because of the price discontinuity between standard products and custom products, can penetrate these companies with little or no competition from custom-design system integrators.

Pneumatic Carriers:  Golston Company, Inc. ("GCI")

     GCI manufactures and sells a variety of products, primarily to the retail banking and health care industries and, through its plastic injection molding operations, is a provider of carriers used in pneumatic tube systems in both drive-up banking and hospital environments. GCI also manufactures and markets modular buildings for financial institutions for use during new branch construction or existing facility remodeling.

WARRANTY

     The Company has two-year or five-year warranties on products it manufactures. The Company provides for replacement of components and products that contain manufacturing defects. When the Company uses other manufacturer's components, the warranties of the other manufacturers are passed to the dealers and end users. To date, the servicing and replacement of defective components and products have not been material.

BACKLOG

     The Company's backlog, calculated as the aggregate sales prices of firm orders received from customers less revenue recognized, was approximately $3 million at June 30, 1997. The Company expects that the majority of this backlog will be filled during the second half of 1997 and the first half of 1998.

INTELLECTUAL PROPERTY

     The Company has applied for U.S. registration of "ISSI" as a trademark and a service mark. The Company has also applied for U.S. registration of the trademark "Intelli-Gate."

     On March 16, 1993, the Company entered into an agreement with COMTRAC Corporation ("CTC") that grants to the Company a non-exclusive, worldwide, irrevocable, paid-up license to use CTC's proprietary transaction processing systems, applications and communications software and related hardware for use in security-related systems and systems integrating security and electronic funds transfer functions, all of which are components of the Intelli-Site integration platform. The license was exclusive until March 16, 1996. The Company paid $250,000 for this license.

     Also on March 16, 1993, the Company entered into an agreement with DesignTech, Inc. ("DTI") that grants the Company a non-exclusive, worldwide license to use DTI's proprietary interactive Digital Video Interface system technology for security-related functions, which may constitute a part of the Intelli-Site system platform. Under the agreement, for a period of five years, the Company pays DTI a royalty of 1% of the Company's total gross revenues derived from products using the licensed technology. The royalty declines to 0.25% for cumulative gross revenues exceeding $20,000,000. To date, no royalties have been paid.

PRODUCT DESIGN AND DEVELOPMENT

     There are currently three employees of the Company dedicated to research, development and product engineering. During fiscal 1995 and 1996, and the first six months of 1997, the Company spent approximately $292,000, $152,239, and $34,138, respectively, on research and development, primarily related to the development of Intelli-Site.

COMPETITION

     Many large system integration consultants and engineering firms compete directly with the Company for large security contracts. Large, complex projects usually receive bids for the design of a custom system, or multiple side-by-side systems, to meet their requirements. System integrators bid these design contracts not only for the design effort but also to place themselves in a most favored position to become the prime contractor during the implementation phase. During the design phase, system integrators survey the market for components of the specified system and define how they can be integrated together. Finally, if awarded the implementation phase, the system integrator acts as a prime contractor and subcontracts the component suppliers, and supervises the integration.

     Depending on the contract, the Company will either become a subcontractor for the majority of the systems or bid the project as a vertically integrated system integrator and prime contractor. By combining both the first and second phase into a proposal from a single vendor, the Company eliminates several third party profit tiers and can reduce the time and overall costs to the customer.

     The Company faces intense competition in the security industry. Certain of the Company's competitors are large, well-financed and established companies that have greater name recognition and resources for research and development, manufacturing and marketing than the Company has and, therefore, may be better able than the Company to compete for a share of the market.

EMPLOYEES

     As of June 30, 1997, the Company employed 89 people, all in full-time positions. None of the Company's employees is subject to collective bargaining agreements. The Company believes that relations with its employees are good.

DESCRIPTION OF PROPERTIES

     B&B owns its manufacturing and office facility in Norwood, Louisiana. This facility consists of approximately 26,000 square feet of manufacturing and office space on five acres of land. GCI owns its manufacturing and office facility in Sanger, Texas. This facility consists of approximately 36,000 square feet of manufacturing and office space on 6.4 acres of land. The Company occupies 13,038 square feet of office and warehouse space in Irving, Texas, under a lease expiring on December 31, 1997, with monthly rent of $6,790, plus the costs of utilities, property taxes, insurance, repair/maintenance expenses and common area utilities.

     The Company believes that the properties, equipment, fixtures and other assets of the Company located within the Company's facilities are adequately insured against loss, that suitable alternative facilities are readily available if the lease agreements described above are not renewed, and that its existing facilities are adequate to meet current requirements.

LEGAL PROCEEDINGS

     GCI, a wholly owned subsidiary of the Company, is a party to a lawsuit filed in the 211th Judicial District Court of Denton County, Texas on September 13, 1996, entitled S. Webb Golston and Golston Company v. Evelyn Shaw, cause no. 96-30642-211. In this suit, a former employee of GCI has alleged sexual harassment, wrongful discharge and intentional infliction of emotional distress against GCI and the former owner of GCI, requesting unspecified actual and punitive damages. The alleged events giving rise to these claims occurred prior to the Company's acquisition of GCI on December 31, 1996. Under the acquisition agreement, the former owner agreed to indemnify GCI against any damages that GCI may incur as a result of these claims. The former owner has elected, pursuant to the terms of the acquisition agreement, to undertake the defense of these claims and has retained counsel to defend both himself and GCI. GCI has retained separate counsel in this matter to oversee prosecution of the defense of the claims. The lawsuit is in the early stages of discovery. To date, no information has become available that causes the Company to believe there is any potential liability which is not fully covered by the indemnification agreement with the former owner.

                                   MANAGEMENT

DIRECTORS, OFFICERS AND KEY EMPLOYEES

     The directors, officers and key employees of the Company are as follows:

         Name                                     Position
         ----                                     --------
Gerald K. Beckmann...............   Director, Chairman of the Board, President and Chief
                                    Executive Officer
Holly J. Burlage.................   Vice President, Secretary and Treasurer
James W. Casey...................   Director, Vice President and Assistant Secretary
Richard P. Shortz................   Vice President of IST
Robert M. Galecke (1)............   Director
Tony C. Lisotta..................   Vice President of IST
Frank R. Marlow (1)(2)...........   Director
James E. Jack (1) (2)............   Director

---------------

(1)      Member of the Audit Committee

(2)      Member of the Compensation and Stock Option Committee

     Each director is elected for a period of one year and serves until his successor is duly elected by the stockholders. Officers are elected by and serve at the discretion of the Board of Directors.

     Set forth below are descriptions of the backgrounds of the directors, officers and key employees of the Company.

     GERALD K. BECKMANN, 54, Director, Chairman, President and Chief Executive Officer, has served as a director and Chief Technical Officer of the Company since its inception in 1991 and Chairman of the Board of Directors since February 1993. On May 1, 1995, Mr. Beckmann became President and Chief Executive Officer of the Company. From 1991 to 1994 Mr. Beckmann was President and Chief Operating Officer of Thomas Group Holding Company, a private investment company. In 1985, Mr. Beckmann joined Thomas Group, Inc., a publicly-held management consulting firm, and currently serves as a director. Mr. Beckmann also serves as a director on the board of CTC Holdings, an electronic funds transfer systems supplier. Mr. Beckmann is also an advisor to the board of directors of Financial Data Systems, Inc., a banking software developer. Mr. Beckmann is also a manager in Celerity Partners, L.L.C., the general partner of Celerity Partners I, L.P., an acquisition limited partnership. From 1981 to 1984 Mr. Beckmann served as Chairman and Chief Executive Officer of Threshold Technology, Inc., a publicly-held voice recognition company. From 1989 to 1992, Mr. Beckmann was director of PROTECH, Inc., a publicly-held automatic test equipment supplier and a director of DesignTech, Inc., a digital video system designer. Mr. Beckmann has also served as past President of COMTRAC Corporation and BehaviorTech, Inc., a computer-based training company as well as past Chairman of Integrated Multimedia Solutions, Inc., BehaviorTech's parent company. Mr. Beckmann also held various other management positions in sales, marketing, engineering and general management at Exxon, RCA, IBM and Honeywell. Mr. Beckmann holds a B.S.E.E. from Virginia Polytechnic Institute and University.

     HOLLY J. BURLAGE, 33, Vice President, Secretary and Treasurer, joined the Company in February 1994 as Accounting Manager, became Controller in 1995, and became Vice President, Secretary and Treasurer in May 1997. Prior to joining the Company, Ms. Burlage was Controller of Signature Home Care Group, Inc., a home health care company, from 1993 to 1994, and Controller and Chief Accounting Officer of National Heritage, Inc., a publicly-traded long-term care company, from 1989 to 1993. Ms. Burlage holds a B.B.A. from Baylor University.

     JAMES W. CASEY, 55, Director, Vice President and Assistant Secretary, is currently President of GCI and CEO of B&B. Mr. Casey served as General Manager of B&B, the Company's manufacturing subsidiary, from April 1994 to May 1995, and became Director and Vice President of the Company on May 1, 1995. From May 1995 to May 1997 Mr. Casey also served as the Company's Chief Financial Officer. Prior to joining the Company, Mr. Casey was President and Chief Executive Officer of PROTECH, Inc., a publicly-held automatic test equipment manufacturer from 1990 to 1993 and President and Chief Operating

Officer of CJC Holdings, Inc., a custom jewelry manufacturer from 1989 to 1990. Mr. Casey holds a B.B.A. from Iona College and an M.S. from the State University of New York.

     ROBERT M. GALECKE, 55, Director, is Vice President for Finance and Administration for the University of Dallas. Prior to that he was a principal in the corporate consulting firm of Pate, Winters & Stone, Inc. from 1993 to May 1996. He also served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Southmark Corporation, a financial services insurance and real estate holding company, from 1986 to 1992. From 1989 to 1995, Mr. Galecke served as Chairman of the Board, President and Chief Executive Officer of National Heritage, Inc., one of the nation's largest nursing home management companies with annual revenues exceeding $50 million. Mr. Galecke was also Chairman of the Board, President and Chief Executive Officer of USTrails, Inc., which owns and operates 66 campground and full service resorts with total assets of $160 million and annual revenues exceeding $80 million. Mr. Galecke continues to serve as a director of USTrails Inc. and Thousand Trails Inc. Mr. Galecke received a graduate degree from the School of Banking at the University of Wisconsin, Madison, Wisconsin, and a BS in Economics from the University of Wisconsin Stevens Point.

     TONY C. LISOTTA, 55, Vice President and General Manager of IST, a subsidiary of the Company, joined the Company in October 1993. Mr. Lisotta has over 14 years of sales and management experience with IBM. Mr. Lisotta previously served as Senior Vice President for Fults Associates, Inc., a commercial real estate firm from 1988 to 1992, and Executive Vice President for The Consolidated Companies, a surety bond company from 1992 to 1993. Mr. Lisotta holds a B.B.A. from Lamar University.

     FRANK R. MARLOW, 57, Director, has been a director of the Company since May 1995. Mr. Marlow served as Vice President, Sales and Marketing for the Company from October 1993 to February 1995. Mr. Marlow has been a vice president of Hogan Systems, a publicly-traded company, since March of 1995. Previously, Mr. Marlow was with IBM, Docutel Corporation, UCCEL Corporation and Syntelligence Corporation in executive sales and training positions.

     RICHARD P. SHORTZ, 42, Vice President, Engineering, IST, joined the Company in May 1994 and is responsible for Intelli-Site software development. Prior to IST, Mr. Shortz was a Software Developer for Thomas Group, Inc. from 1988 to 1994. Mr. Shortz holds a B.S.C.S. from the University of Maryland.

     JAMES E. JACK, 55, Director, is currently retired. From 1991 to 1996 Mr. Jack was Director, Senior Executive Vice President and Chief Financial Officer of Associates First Capital Corporation, a publicly traded consumer and commercial finance organization. Prior to that, Mr. Jack was Director, Executive Vice President and Chief Financial Officer from 1981 to 1993 of the same company. Mr. Jack received a graduate degree from the Southern Methodist University School of Business and a BBA from the University of Notre Dame.


SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during the fiscal years ended December 31, 1996, 1995, and 1994 to the Company's Chief Executive Officer and the four other most highly compensated executive officers whose total cash compensation for the fiscal year ended December 31, 1996 exceed $100,000 (the "named executive officers").


                                          ANNUAL COMPENSATION                     LONG-TERM COMPENSATION AWARDS
                                   ----------------------------------     -----------------------------------------------
                                                                          OTHER ANNUAL     RESTRICTED STOCK      OPTION/
 NAME AND PRINCIPAL POSITION         YEAR     SALARY         BONUS        COMPENSATION          AWARDS            SARS
-----------------------------        ----    ---------     ---------      ------------     ----------------     ---------
Gerald K. Beckmann                   1996    $ 281,875        ---                ---             ---               ---
   Chairman, CEO & President         1995    $ 114,583        ---                ---       $  68,750(4)         $  14,473
                                     1994       ---           ---                ---             ---               ---
James W. Casey                       1996    $  94,163     $   6,812             ---             ---            $  50,000
   Vice President & CFO              1995    $ 115,145     $   7,750             ---       $  33,333(4)         $  23,395
                                     1994    $  94,125     $  17,125             ---             ---            $  34,333
Ferdinand A. Hauslein, Jr.(1)        1996    $ 228,471        ---                ---             ---               ---
   former CEO & President            1995    $ 233,333        ---           $ 32,845(3)          ---            $  20,000
                                     1994    $ 154,167     $  56,250             ---       $   4,284(2)         $  16,271
Tony C. Lisotta                      1996    $ 120,892        ---                ---             ---               ---
   Vice President, IST               1995    $ 116,000     $   2,850             ---       $   3,550(4)         $  10,150
                                     1994    $ 111,500     $  16,900             ---             ---            $   8,627
Richard P. Shortz                    1996    $ 123,166     $   8,400             ---             ---            $  15,120
   Vice President, IST               1995    $  96,000     $   3,000             ---       $  18,600(4)         $   2,880
                                     1994    $  64,000        ---                ---             ---            $  12,000

--------------------

(1)  No longer employed by the Company.

(2) Mr. Hauslein holds 2,448 shares of restricted common stock valued at $8,874 at December 31, 1996.

(3)  Outplacement services.

(4) Convertible preferred stock issued for forgiveness of deferred salary amounts.

     No other executive officer's salary and bonus exceed $100,000 during any of the indicated periods.

     No other executive had any form of long-term incentive plan compensation arrangement with the Company during any of the indicated periods.

STOCK OPTION GRANTS

     The following table provides information concerning the grant of stock options during the year ended December 31, 1996 to the named executive officers:


                                NUMBER OF SECURITIES         % OF TOTAL OPTIONS
                                 UNDERLYING OPTIONS         GRANTED TO EMPLOYEES          EXERCISE         EXPIRATION
                                     GRANTED(1)                IN FISCAL YEAR               PRICE             DATE
                                --------------------        --------------------          --------         ----------
Gerald K. Beckmann                        --                         --                      --                --
James W. Casey                        50,000                         27%                  $  .81             11/3/03
Tony C. Lisotta                           --                         --                      --                --
Richard P. Shortz                     15,120                         8%                     $1.96            8/1/06


--------------------

(1) The options for all listed vest with respect to 25% of the shares issuable thereunder six months after the date of grant and with respect to cumulative increments of 25% of the shares issuable thereunder on each anniversary of the date of grant.

OPTION EXERCISES AND HOLDINGS

     The following table provides information related to the number of shares received upon exercise of options, the aggregate dollar value realized upon exercise, and the number and value of options held by the named executive officers of the Company at December 31, 1996.



                                                 NUMBER OF                              VALUE OF UNEXERCISED
                                          UNEXERCISED OPTIONS/SARS                   IN-THE-MONEY OPTIONS/SARS
                                             AT FISCAL YEAR END                          AT FISCAL YEAR END
                                     ----------------------------------        -------------------------------------
                                     EXERCISABLE         UNEXERCISABLE          EXERCISABLE           UNEXERCISABLE
                                     -----------         --------------        -------------           -------------
Gerald K. Beckmann                     177,237                    --           $  200,296              $    9,046
James W. Casey                          63,281                44,448              135,903                 121,141
Ferdinand A. Hauslein, Jr.             184,212                    --              230,890                      --
Tony C. Lisotta                         46,545                 7,232               69,509                  12,626
Richard P. Shortz                       10,440                19,560           $   19,845              $   34,383

DIRECTOR COMPENSATION

     Directors who have served as directors for at least six months prior to the calculation of an award are eligible to receive grants of options under the Stock Option Plan. Awards are made pursuant to a formula that is based on the Company's net income per share. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their attendance at Board meetings.

     The Company entered into a five-year employment agreement (January 1994 through October 1999) with Mr. Ferdinand A. Hauslein, Jr. that provided him with an annual salary of $200,000. Mr. Hauslein resigned on May 1, 1995. Mr. Hauslein's employment agreement provided that he was eligible for an annual cash bonus of up to 50% of his base salary. Pursuant to the terms of that employment agreement, upon the termination of his employment, the Company was obligated to pay Mr. Hauslein $100,000, 12 months of severance pay at his then-current salary, a $50,000 allowance for outplacement services, a three-month consulting agreement and accelerated vesting of all outstanding options granted to Mr. Hauslein. In addition, the Company changed the beneficiary of the key-man life insurance from the Company to Mr. Hauslein.


                              CERTAIN TRANSACTIONS

     During 1995, Mr. Philip R. Thomas, the Company's founder and principal stockholder, loaned the Company $40,000 which was secured by certain receivables. On December 29, 1995, Mr. Thomas converted this loan into 2,000 Series B $20 Convertible Preferred Stock. Also on December 29, 1995, Mr. Beckmann, Mr. James W. Casey (a director and executive officer of the Company), Mr. Tony C. Lisotta (Vice President of IST), Mr. Richard P. Shortz (Vice President of IST), Ms. Holly J. Burlage (Vice President of the Company), and Mr. Frank R. Marlow (a director of the Company), converted unpaid compensation totaling $138,451 into 6,922 Series B $20 Convertible Preferred Stock.

     During 1995 and 1996, Mr. Beckmann loaned the Company approximately $400,000. As of December 31, 1996, no loans were outstanding. On March 11, 1996, Mr. Beckmann loaned the Company $100,000 as part of a $250,000 bridge loan. These bridge loans were converted in June 1996 into $20 Series C Preferred Stock convertible to 30 shares of Common Stock and Warrants to purchase 15 shares of Common Stock at $1.00 per share. These warrants expire five years from date of issue. During the second and third quarters of 1996, Mr. Beckmann loaned the Company $90,000 and Mr. Casey loaned the Company $75,000. Both of these loans have been repaid. In 1996, Mr. Beckmann guaranteed loans to the Company in the aggregate amount of $1,050,000.

     The Company believes that the terms of the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated third parties.


                           DESCRIPTION OF SECURITIES


     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.01 par value per share, 7,905,212 of which are outstanding, and 750,000 shares of Convertible Preferred Stock, $.01 par value per share, issuable in series. As of the date hereof, there are 13,750 shares of Series A $20 Convertible Preferred Stock outstanding, and 3,500 shares of Series C $20 Convertible Preferred Stock Outstanding. The following statements are brief summaries of certain provisions relating to the Company's capital stock.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting with respect to the election of Directors, with the result that the holders of more than 50% of the shares voted in the election of Directors can elect all of the Directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after payment of all debts and liabilities and liquidation preferences of outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     General. The Company's Board of Directors may, without further action by the Company's stockholders, from time to time issue preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding Preferred Stock would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding-up of the Company before any payment is made to the holders of Common Stock. In addition, under certain circumstances, the issuance of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, or the removal of incumbent management.

     Series A $20 Convertible Preferred Stock. The Company currently has outstanding 13,750 shares of its Series A $20 Convertible Preferred Stock (the "Series A Preferred"). Holders of the Series A Preferred are not entitled to receive any dividends, and have no voting rights, unless otherwise required pursuant to Delaware law. Each share of the Series A Preferred may, at the option of the Company, be converted into 20 shares of Common Stock at any time after (i) the closing bid price of the Common Stock is at least $2.00 for at least 20 trading days during any 30 trading day period, and (ii) the shares of Common Stock to be received on conversion have been registered or otherwise qualified for sale under applicable securities laws. In addition, the holders of the Series A Preferred have the right to convert each share into 20 shares of Common Stock at any time. The number of shares of Common Stock into which the Series A Preferred is convertible will be proportionately adjusted in the event of a stock dividend, stock split, or reverse stock split. Upon any liquidation, dissolution, or winding up of the Company, the holders of the Series A Preferred are entitled to receive $20 per share before the holders of Common Stock are entitled to receive any distribution and the Series A Preferred ranks pari passu with the Series C Preferred Stock.

     Series C $20 Convertible Preferred Stock. The Company has issued 3,500 shares of its Series C $20 Convertible Preferred Stock (the "Series C Preferred"). Holders of the Series C Preferred have no voting rights, unless otherwise required by Delaware law. Each share of the Series C Preferred may, at the option of the Company or the holder, be converted into 30 shares of Common Stock. The Company has no right to redeem the Series C Preferred. The Series C Preferred is also subject to the conversion adjustments, and is entitled to receive a liquidation preference, identical to the Series A Preferred.

WARRANTS AND OPTIONS

     The IPO Warrants. In connection with the Company's initial public offering ("IPO"), the Company issued warrants which currently permit the holders to purchase 3,045,000 shares of Common Stock (the "IPO Warrants"). Each IPO Warrant entitles the holder to purchase 2.1 shares of Common Stock at $3.17 per share. The IPO Warrants may be exercised at any time prior to April 20, 1998. The Warrants are subject to redemption at $.25 per Warrant on 30 days' written notice with the prior written consent of the underwriter for the IPO. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the IPO Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its Common Stock at a price below the then-applicable exercise price of the IPO Warrants.

     Underwriter's Warrant. In connection with the IPO, the Company issued to H.J. Meyers, Inc. (successor to Thomas James Associates Inc.) the Underwriter's Warrant to purchase 304,500 Units, each Unit consisting of one share of Common Stock and one Warrant. The Underwriter's Warrant is exercisable until April 20, 1998, at an exercise price of $3.00 per Unit. The Underwriter's Warrant contains anti-dilution provisions providing for appropriate adjustment upon certain events, including any combination, recapitalization, reclassification, stock dividend, stock split or sale by the Company or shares of its Common Stock at a price below the then applicable exercise price of the Underwriter's Warrant.

     Other Warrants. The Company has issued additional warrants to purchase 1,771,500 shares of Common Stock in connection with certain other financings and to certain other persons who provided services to the Company. The exercise prices of these warrants range from $.01 to $4.15.

     Stock Options. The Company has issued options to employees and consultants to purchase an aggregate of 928,530 shares of Common Stock under the Company's 1993 Stock Option Plan and outside of such Plan.

DELAWARE LAW; CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     Certain provisions of Delaware law and the Company's Certificate of Incorporation and Bylaws could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. The Company's Certificate of Incorporation contains a provision prohibiting stockholder action by less than unanimous written consent, which would otherwise be permitted by Delaware law. The Company's Bylaws contain a provision which requires that a stockholder may nominate a person for election as a director only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of the Company not later than 60 days prior to an annual meeting and not later than ten days after the date on which notice of a special meeting was first sent to stockholders. The notice must set forth, among other things, a description of all arrangements or understandings between the nominating stockholder and the nominee and such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors of the Company. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could results in an improvement of their terms.

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

     The Company's Certificate of Incorporation and Bylaws provide broadly for indemnification of the officers and directors of the Company. In addition, the Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director in his or her capacity as a director.


                              PLAN OF DISTRIBUTION

     The Common Stock offered hereby may be sold directly by each Selling Stockholder or indirectly through agents, dealers or underwriters from time to time in one or more transactions on the Nasdaq Small Cap Market, the Boston Stock Exchange or such exchanges on which the Common Stock is then listed, or in privately negotiated transactions at prices related to such market prices, at negotiated prices or at fixed prices. The Selling Stockholders will bear all discounts and commissions paid to broker-dealers in connection with the sale of their Common Stock. Other offering expenses will be borne by the Company. The Company will not receive any proceeds from the sales of Common Stock by the Selling Stockholders.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Haynes and Boone, L.L.P., Dallas, Texas.


                                    EXPERTS

     The Company's financial statements as of June 30, 1997 and December 31, 1996 and 1995 and for the six month period ended June 30, 1997 and for each of the two years in the period ended December 31, 1996 included in this Prospectus, and GCI's financial statements as of June 30, 1996 and 1995 and for each of the two years in the period ended June 30, 1996 included in this Prospectus, have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), Nasdaq and the Boston Stock Exchange. The Registration Statement, the exhibits and schedules forming a part thereof, and the reports, proxy statements, and other information filed with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's World Wide Web site on the Internet at http://www.sec.gov. The address for Nasdaq is 1735 K Street NW., Washington, D.C. 20006-1500, and the address for the Boston Stock Exchange is One Boston Place, Boston, Massachusetts 02108.

     The Company has filed with the Commission a Registration Statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the Registration Statement) under the Securities Act of 1933 with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, each such statement being qualified in all respects by such reference. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               INTEGRATED SECURITY SYSTEMS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               Page
                                                                                                               ----
Integrated Security Systems, Inc. Report of Independent Accountants.............................................F-2

Integrated Security Systems, Inc.
Consolidated Balance Sheets as of June 30, 1997 and December 31, 1996 and 1995..................................F-3

Integrated Security Systems, Inc.
Consolidated Statements of Operations for the six months ended June 30, 1997 and for the years ended December 31, 1996 and 1995..............................................................F-4

Integrated Security Systems, Inc.
Consolidated Statements of Stockholders' Equity
for the six months ended June 30, 1997 and for the years ended December 31, 1996 and 1995.......................F-5

Integrated Security Systems, Inc.
Consolidated Statements of Cash Flows
for the six months ended June 30, 1997 and for the years ended December 31, 1996 and 1995.......................F-6

Integrated Security Systems, Inc.
Notes to Consolidated Financial Statements...............................................................F-7 - F-22

Golston Company, Inc. Report of Independent Accountants........................................................F-23

Golston Company, Inc. Balance Sheets as of June 30, 1996 and 1995..............................................F-24

Golston Company, Inc. Statements of Operations
for the years ended June 30, 1996 and 1995.....................................................................F-25

Golston Company, Inc. Statements of Stockholders' Equity
for the years ended June 30, 1996 and 1995.....................................................................F-26

Golston Company, Inc. Statements of Cash Flows
for the years ended June 30, 1996 and 1995.....................................................................F-27

Golston Company, Inc. Notes to Financial Statements.....................................................F-28 - F-33

Golston Company, Inc. Consolidated Statement of Operations
for the six months ended December 31, 1996.....................................................................F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
the Stockholders of Integrated Security Systems, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Integrated Security Systems, Inc. and subsidiaries (the "Company") at June 30, 1997 and December 31, 1996 and 1995, and the results of their operations and their cash flows for the six month period ended June 30, 1997 and the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

Dallas, Texas
August 8, 1997

                       INTEGRATED SECURITY SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                               June 30,       December 31,      December 31,
                                                                1997              1996               1995
                                                            ------------      ------------      ------------
                         ASSETS
Current assets:
     Cash and cash equivalents                              $  1,581,191      $  1,097,891      $   209,655
     Accounts receivable, net of allowance for doubtful
       accounts of $54,733, $65,687 and $54,555,               2,457,596         2,629,909        1,761,701
       respectively
     Inventories                                                 867,898         1,086,985          854,888
     Restricted cash                                              54,928             8,232          157,851
     Other current assets                                        312,234           193,960           15,831
     Net assets from discontinued operations                          --            25,760           76,807
                                                            ------------      ------------      -----------
         Total current assets                                  5,273,847         5,042,737        3,076,733

     Property and equipment, net                               5,278,689         5,502,284        1,068,123
     Intangible assets, net                                    2,283,970         1,598,632          136,116
     Capitalized software development costs, net                 493,350           591,505          787,816
     Deferred income taxes                                       205,384           205,384          205,384
     Other assets                                                 18,295            31,325           33,333
                                                            ------------      ------------      -----------
         Total assets                                       $ 13,553,535      $ 12,971,867      $ 5,307,505
                                                            ============      ============      ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                       $    690,712      $    881,221      $ 1,308,650
     Accrued liabilities                                         672,340           691,208        1,041,567
     Deferred revenue                                            116,028           209,296          152,948
     Notes payable                                                    --             8,080          950,947
     Notes payable to related parties                                 --             7,110           29,437
     Current portion of long-term debt
       and other liabilities                                     495,737           213,975           96,451
     Net liabilities from discontinued operations                     --            49,252          332,866
                                                            ------------      ------------      -----------
         Total current liabilities                             1,974,817         2,060,142        3,912,866
                                                            ------------      ------------      -----------

Long-term debt and other liabilities                           7,630,956         6,784,582          213,899

Stockholders' equity:
     Preferred stock, $.01 par value, 750,000 shares
       authorized; 17,250, 59,168 and 34,166 shares,
       respectively, issued and outstanding                          172               591              342
     Common stock, $.01 par value, 30,000,000 shares
       authorized; 7,955,212, 6,958,842 and 3,730,738
       shares, respectively, issued; and 7,905,212,
       6,908,842 and 3,680,738 shares, respectively,
       outstanding                                                79,552            69,588           37,307
     Additional paid in capital                               10,523,546        10,382,215        7,191,575
     Accumulated deficit                                      (6,536,758)       (6,206,501)      (5,929,734)
     Treasury stock, 50,000 shares                              (118,750)         (118,750)        (118,750)
                                                            ------------      ------------      -----------
     Total stockholders' equity                                3,947,762         4,127,143        1,180,740
                                                            ------------      ------------      -----------
         Total liabilities and stockholders' equity         $ 13,553,535      $ 12,971,867      $ 5,307,505
                                                            ============      ============      ===========

        The accompanying notes are an integral part of the consolidated financial statements.

                       INTEGRATED SECURITY SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                            For the Six Months Ended             For the Year Ended
                                                   June 30,                         December 31,
                                         ----------------------------      ----------------------------
                                             1997             1996            1996             1995
                                         -----------      -----------      -----------      -----------
                                                           Unaudited
Sales                                    $ 6,470,842      $ 4,225,419      $ 9,054,145      $ 7,622,219
Cost of sales                              3,772,714        2,617,433        5,184,321        4,200,723
                                         -----------      -----------      -----------      -----------
Gross margin                               2,698,128        1,607,986        3,869,824        3,421,496

Operating expenses:
   Selling, general
     and administrative                    2,643,134        1,809,271        3,776,798        4,634,963
   Research and product
     development                              34,138          108,611          152,239           46,199
                                         -----------      -----------      -----------      -----------
                                           2,677,272        1,917,882        3,929,037        4,681,162
                                         -----------      -----------      -----------      -----------

Income (loss) from operations                 20,856         (309,896)         (59,213)      (1,259,666)

   Other income (expense):
   Interest income                            15,900            5,805            7,748           14,957
   Interest expense                         (389,540)        (174,215)        (260,471)        (343,012)
   Gain on sale of assets                     23,408               --               --               --
   Other                                       6,132            5,686              389              209
                                         -----------      -----------      -----------      -----------

Loss from continuing operations
  before income taxes                       (323,244)        (472,620)        (311,547)      (1,587,512)
(Provision) benefit for income taxes          (7,013)          14,326           11,991          (62,102)
                                         -----------      -----------      -----------      -----------
Loss from continuing operations             (330,257)        (458,294)        (299,556)      (1,649,614)

Discontinued operations:
   Loss from discontinued
     operations                                   --               --               --         (720,043)
   Gain (loss) on disposal of
     discontinued operations                      --           22,789           22,789         (494,562)
                                         -----------      -----------      -----------      -----------
Income (loss) from
  discontinued operations                         --           22,789           22,789       (1,214,605)
                                         -----------      -----------      -----------      -----------

Net loss                                 $  (330,257)     $  (435,505)     $  (276,767)     $(2,864,219)
                                         ===========      ===========      ===========      ===========

Weighted average common and
  common equivalent shares
  outstanding                              7,188,764        7,615,087        5,122,878        4,014,108

Net loss per share:
   Continuing operations                 $     (0.05)     $     (0.06)     $     (0.05)     $      (.41)
   Discontinued operations                        --               --               --             (.30)
                                         -----------      -----------      -----------      -----------
     Total                               $     (0.05)     $     (0.06)     $     (0.05)     $      (.71)
                                         ===========      ===========      ===========      ===========



        The accompanying notes are an integral part of the consolidated financial statements.

                       INTEGRATED SECURITY SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                Additional                  Stockholder
                                    Preferred                 Common             Paid In      Accumulated   Receivable,   Treasury
                             Shares      Amount        Shares        Amount      Capital        Deficit         Net        Stock
                           ----------  -----------   -----------   ----------  ------------   -----------   -----------  ---------
Balance at
   December 31, 1994              --            --   $ 3,519,290   $   35,192   $6,047,883    $(3,065,515)  $  (144,062) $      --
Preferred stock issuance      34,166           342                                 683,011
Shares issued to officer                                   2,448           25        4,259
Warrant issuance                                                                   102,557
Warrant exercise                                         138,000        1,380      112,808
Common stock issuance                                     71,000          710      179,165
Stockholder settlement                                                              61,892                      144,062   (118,750)
Net loss                                                                                       (2,864,219)
                          ----------   -----------   -----------   ----------  ------------   -----------   -----------  ---------
Balance at
   December 31, 1995          34,166   $       342     3,730,738   $   37,307   $7,191,575    $(5,929,734)  $        --  $(118,750)
Preferred stock issuance      60,168           601                               1,050,169
Preferred stock conversion   (35,166)         (352)    1,039,919       10,399      (10,047)
Warrant issuance                                                                    82,471
Warrant exercise                                         599,230        5,992      513,497
Common stock issuance                                  1,588,955       15,890    1,554,550
Net loss                                                                                         (276,767)
                          ----------   -----------   -----------   ----------  ------------   -----------   -----------  ---------
Balance at
   December 31, 1996          59,168   $       591     6,958,842   $   69,588  $10,382,215    $(6,206,501)  $        --   $(118,750)
Preferred stock conversion   (41,918)         (419)      928,370        9,284       (8,864)
Warrant issuance                                                                    80,000
Warrant exercise                                          68,000          680       70,195
Net loss                                                                                         (330,257)
                          ----------   -----------   -----------   ----------  ------------   -----------   -----------  ---------
Balance at
   June 30, 1997              17,250   $       172     7,955,212   $   79,552  $ 10,523,546   $(6,536,758)  $        --  $(118,750)
                          ==========   ===========   ===========   ==========  ============   ===========   ===========  =========





        The accompanying notes are an integral part of the consolidated financial statements.

                       INTEGRATED SECURITY SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  FOR THE SIX MONTHS ENDED       FOR THE YEAR ENDED
                                                        JUNE 30,                     DECEMBER 31,
                                                  ------------------------  ----------------------------
                                                          1997                1996              1995
                                                  ------------------------  -------          -----------
   Cash flows from operating activities:
   Net loss                                            $  (330,257)         $  (276,767)     $(2,864,219)
   Adjustments to reconcile net loss to net
    cash (used) provided by operating activities:
     Depreciation                                          277,476              189,042          175,428
     Amortization                                          206,360              358,295          345,533
     Bad debt expense                                           --               18,976           17,096
     Provision for warranty reserve                         69,300              188,344          137,700
     Provision for inventory reserve                            --                4,601           17,909
     Deferred revenue                                      (93,268)              56,348          152,948
     Gain on sale of assets                                (23,408)                --               --
     Other non-cash expenses (income)                      163,610             (173,281)          24,521
     Net change in assets and liabilities from
      discontinued operations                              (29,821)            (184,100)       1,018,324
     Changes in operating assets and liabilities,
      net of effects from acquisition of
      Golston Company, Inc.:
       Accounts receivable                                 153,567             (543,992)         459,212
       Inventories                                         214,586               81,006         (112,328)
       Restricted cash                                     (46,696)             149,619         (157,851)
       Other assets                                       (189,744)            (109,045)         227,939
       Accounts payable                                   (190,509)            (344,141)         806,872
       Accrued liabilities                                (276,391)            (605,766)         471,762
                                                       -----------          -----------      -----------
         Net cash (used) provided by
           operating activities                            (95,195)          (1,190,861)         720,846
                                                       -----------          -----------      -----------

Cash flows from investing activities:
   Purchase of property and equipment                     (149,549)             (96,983)         (52,416)
   Sale of property and equipment                          135,953                5,000               --
   Intangible assets                                            --              (71,951)              --
   Capitalized software costs                                   --                  --         (245,799)
   Acquisition of Golston Company, Inc.                         --          (4,851,406)              --
                                                       -----------         -----------      -----------
         Net cash used by investing activities             (13,596)         (5,015,340)        (298,215)
                                                       -----------         -----------      -----------

Cash flows from financing activities:
   Issuance of preferred stock, net                             --             687,406               --
   Payments on line of credit                                   --                  --         (847,317)
   Issuance of common stock, net                            70,875           1,863,487          143,738
   Payments on debt and other liabilities                 (193,277)         (1,459,051)        (151,373)
   Proceeds from notes payable and long-term debt          816,291           6,012,545          278,417
   Loan origination fees                                  (101,798)             (9,950)          (1,946)
                                                       -----------         -----------      -----------
         Net cash provided (used) by
           financing activities                            592,091           7,094,437         (578,481)
                                                       -----------         -----------      -----------

Increase (decrease) in cash and cash equivalents           483,300             888,236         (155,850)
Cash and cash equivalents at beginning of period         1,097,891             209,655          365,505
                                                       ===========         ===========      ===========
Cash and cash equivalents at end of period             $ 1,581,191         $ 1,097,891      $   209,655
                                                       ===========         ===========      ===========

        The accompanying notes are an integral part of the consolidated financial statements.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

     Integrated Security Systems, Inc. ("ISSI" or the "Company") was formed in December 1991 to leverage highway traffic control and security core businesses into turnkey security solutions for "middle market" commercial and industrial businesses. The middle market is defined as commercial, industrial and institutional companies or government agencies which budget $50,000 to $600,000 annually to meet their security needs. The two types of security targeted by ISSI are asset protection and personal safety.

     In order to provide turnkey security solutions to the middle market, several key operating components and technologies have been vertically integrated into the Company. To date, ISSI created internally, or acquired, a gate and barrier engineering and manufacturing facility, B&B Electromatic, Inc. ("B&B"), a developer and retail seller of PC-based control systems which integrate discrete security devices, Innovative Security Technologies, Inc. ("IST"), an installation and service company, Tri-Coastal Systems, Inc. ("TCSI"), and a manufacturer of specialty products for the financial and health care industries, Golston Company, Inc. ("GCI"). The operations of Automatic Access Controls, Inc. ("AAC"), a subsidiary, were discontinued during 1995.

2.   SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION

     The consolidated financial statements include the Company and its wholly-owned subsidiaries, B&B, IST, TCSI, GCI and AAC. All significant intercompany transactions and balances have been eliminated.

     CHANGE IN FISCAL YEAR

     Effective January 1, 1997, the Company changed its fiscal year end from December 31 to June 30. References to fiscal years 1996 and earlier refer to the twelve months ended December 31 of such year. References to fiscal 1997 refer to the six month transition period ended June 30, 1997.

     CASH AND CASH EQUIVALENTS

     Cash is comprised of highly liquid instruments with maturities of three months or less. At June 30, 1997, restricted cash of $54,928 was related to a letter of credit obtained to secure a surety bond. At December 31, 1996 and 1995, restricted cash of $8,232 and $157,851, respectively, was recorded related to a factoring arrangement (see Note 6).

     INVENTORIES

     Inventories are primarily carried at the lower of cost or market using the first-in, first-out method.

     PROPERTY AND EQUIPMENT AND DEPRECIATION

     Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line and accelerated methods. Estimated useful lives range from 3 to 31 years. Depreciation expense includes amortization of assets recorded as capital leases.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

     INTANGIBLE ASSETS AND AMORTIZATION

     Goodwill, of $1,818,385 at June 30, 1997, resulted from the acquisitions of TCSI and GCI and is amortized using the straight-line method over periods of ten and twenty years, respectively. Amortization expense for goodwill for the six months ended June 30, 1997 was $52,883. Amortization expense for goodwill for the years ended December 31, 1996 and 1995 was $26,797 and $1,144, respectively.

     Loan origination fees, of $111,725 at June 30, 1997, were incurred to secure financing. These fees are being amortized using the straight-line method over a period of five years. Amortization expense for the six months ended June 30, 1997 was $6,329. Amortization expense for the years ended December 31, 1996 and 1995 was $0 and $156,319, respectively.

     Non-compete agreements were executed in conjunction with the GCI acquisition. These are being amortized using the straight-line method over a period of five years. Amortization expense and interest expense for the six months ended June 30, 1997 was $48,993 and $13,406, respectively. There was no amortization expense or interest expense related to such agreements during the years ended December 31, 1996 and 1995.

     It is the Company's policy to periodically review the net realizable value of its intangible assets, including goodwill, through an assessment of the estimated future cash flows related to such assets. Each business unit to which these intangible assets relate is reviewed to determine whether future cash flows over the remaining estimated useful life of the assets provide for recovery of the carrying value of the assets. If assets are being carried at amounts in excess of estimated gross future cash flows, then the assets are adjusted for impairment to a level commensurate with a discounted cash flow analysis of the underlying assets.

     INCOME TAXES

     The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under the liability method, deferred taxes are provided for tax effects of differences in the basis of assets and liabilities arising from differing treatments for financial reporting and income tax purposes using currently enacted tax rates.

     REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

     The Company recognizes revenue from sales at either the time of shipment or by percentage of completion for installations of security systems. The Company's accounts receivable are generated from a large number of customers in the traffic and security products market. No single customer accounted for 10% or more of revenues during the six months ended June 30, 1997 or the years ended December 31, 1996 and 1995.

     SOFTWARE DEVELOPMENT COSTS

     The Company accounts for software development costs pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". The Company began amortizing its capitalized software costs in 1996 using the straight-line method over a period of five years. Amortization expense for the six months ended June 30, 1997 and the year ended December 31, 1996 was $63,691 and $127,381, respectively. Accumulated amortization at June 30, 1997 and December 31, 1996 was $191,072 and $127,381, respectively.

     During 1993, the Company entered into a license and distribution agreement for certain proprietary technology. In connection with this agreement (see
     Note 9), the Company paid $250,000 to an affiliate controlled by the Company's former parent for the right to use the technology, which is being amortized over a period of five years from the acquisition date. For the six months ended June 30, 1997, $34,464 was recorded as amortization expense. Amortization expense for the years ended December 31, 1996 and 1995 was $68,930 and $57,426, respectively. Accumulated amortization was $202,484 at June 30, 1997 and $168,020 and $99,090, respectively, at
     December 31, 1996 and 1995.

     The Company expenses all other research and product development costs as they are incurred.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of the Company's accounts receivable, notes receivable, accounts payable, note payable and other debt instruments approximate the fair values of such financial instruments.

     NET LOSS PER SHARE

     Net loss per common share for each period is computed using the weighted average number of common and common equivalent shares outstanding during the respective periods.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financing Accounting Standards No. 128, "Earnings Per Share." This statement establishes a new methodology for reporting earnings per share for interim financial information and annual financial statements issued with periods ending after December 15, 1997. For the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, the pro forma basic and diluted loss per share amounts calculated assuming adoption of this statement would have been the same as the loss per share amounts presented on the consolidated statements of operations.

     ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual amounts could differ from these estimates.

     STATEMENTS OF CASH FLOWS

     Supplemental cash flow information for the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995:

                                     1997         1996         1995
                                     ----         ----         ----
Cash paid for interest expense     $344,540     $153,428     $295,469

Cash paid for income taxes         $ 10,000     $ 51,866     $ 63,615

     During 1995, accounts payable to unrelated parties of $139,141 and notes and accrued liabilities to related parties of $469,212 were converted by the Company's creditors into convertible preferred stock. During 1996, notes to unrelated parties of $304,051 and related parties of $100,000 were converted by the Company's creditors into convertible preferred stock and common stock.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

     RECLASSIFICATION

     Certain reclassifications of prior year amounts have been made to conform to the fiscal 1997 presentation.

3.   I.S.T. PARTNERS, LTD.

     Effective September 1, 1996, the Company entered into an agreement with I.S.T. Partners, Ltd., an unaffiliated limited partnership, whereby the partnership will fund the sales, engineering and order fulfillment expenses of IST. In exchange, the partnership will receive, as compensation from IST, 85% of the revenue generated from IST's Intelli-Site sales until the partnership has achieved at least a 150% return on its investment. After such time, the partnership will dissolve. The Company retains full ownership of Intelli-Site during the agreement period and retains responsibility for managing IST's business activities, including customer relationships. As of June 30, 1997, the partnership had not received any return on its investment. Also, during the year ended December 31, 1996, the Company received $250,000 from the partnership related to the partnership's purchase of sales leads and prospects.

4.   ACQUISITIONS

     On December 31, 1996, the Company acquired GCI with approximate revenues of $3.9 million, a vertically integrated manufacturer of specialty products for the financial and health care industries. This acquisition has been accounted for as a purchase. ISSI purchased 100% of GCI stock for approximately $4.8 million of combined cash and seller notes and assumed approximately $650,000 in debt. The real estate and facilities occupied by GCI were also acquired for an additional $1.5 million in cash. To fund the transactions, $4.6 million of convertible debentures were placed. The debentures have a maturity of seven years, and, until converted, carry an annual interest rate of nine percent. No principal payments are due on the debentures during the first three years. The debentures may be exchanged for ISSI Common Stock at a conversion price of $1.05 per share. To complete the funding, an additional $660,000 of ISSI Common Stock was privately placed on December 31, 1996 at $1.10 per share. The excess of the purchase price over the fair value of the assets acquired of $1,319,628 was recorded as goodwill, and is being amortized using the straight-line method over a period of 20 years. During the six months ended June 30, 1997, intangible assets related to this acquisition increased by $691,745 to $2,011,373 related to additional acquisition costs and non-compete agreements. If the acquisition of GCI had been effective as of January 1, 1996, pro forma net sales would have amounted to approximately $13.3 million and pro forma net income from continuing operations would have been approximately $252,000.

     In September 1995, the Company acquired substantially all of the assets and liabilities of TCSI, an unrelated company, in exchange for the Company's common stock valued at $156,375. The excess of the purchase price over the fair value of the assets acquired of $296,945 was recorded as goodwill, which is being amortized using the straight-line method over a period of ten years.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

5.   COMPOSITION OF CERTAIN BALANCE SHEET ACCOUNTS

     The composition of certain balance sheet accounts is as follows:

                                        June 30,       December 31,     December 31,
                                         1997             1996              1995
                                      -----------      -----------      -----------
Inventories:
   Raw materials                      $   506,539      $   714,106      $   586,237
   Work-in-process                        313,940          267,015          223,052
   Finished goods                          47,419          105,864           45,599
                                      -----------      -----------      -----------
                                      $   867,898      $ 1,086,985      $   854,888
                                      ===========      ===========      ===========
Property and Equipment:
   Land                               $   939,264      $   905,264      $     5,264
   Building                             1,177,168        1,177,168          577,168
   Rental Units                         2,234,089        2,311,033               --
   Leasehold improvements                  48,769           48,769           48,769
   Office furniture and equipment         767,416          855,002          575,257
   Manufacturing equipment              3,048,288        2,952,930          533,167
   Vehicles                                39,919           48,503           68,304
   Construction                           153,425          153,425          153,425
                                      -----------      -----------      -----------
                                        8,408,338        8,452,094        1,961,354
Less:  accumulated depreciation        (3,129,649)      (2,949,810)        (893,231)
                                      -----------      -----------      -----------
                                      $ 5,278,689      $ 5,502,284      $ 1,068,123
                                      ===========      ===========      ===========

6.   NOTES PAYABLE AND LONG-TERM DEBT

     On April 11, 1995, the Company entered into a Business Manager factoring facility with a bank to factor accounts receivable with recourse. This factoring facility expires August 15, 1997, has an adjustable factoring fee of 3%, and has a maximum borrowing amount of $1.4 million. At June 30, 1997, $0 of this facility was utilized. At December 31, 1996 and 1995, respectively, $36,413 and $1,103,275 was utilized, $8,232 and $157,851 of restricted cash was held, and $36,413 and $1,103,275 of factored accounts receivable were subject to recourse.

     On April 11, 1997, the Company secured a $500,000 revolving line of credit facility from an unrelated third party. There are no principal payment requirements on the line of credit; however, interest is due monthly at Citibank's prime rate plus 1.75% based on the average daily borrowings during the prior month. In addition, a fee equal to 1/2% of the line of credit facility is due annually. As of June 30, 1997, the Company had not drawn against this line of credit.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
     NOTES PAYABLE

     Notes payable consists of the following:

                                                       June 30,   December 31, December 31,
                                                        1997         1996         1995
                                                       --------   ------------ ------------
Bridge loans payable to unrelated individual
investors; interest at 16%; due April 30, 1996,
net of debt discount of $0 and $46,766,
respectively                                           $   --     $     --     $736,285

Note payable to a bank due on June 24, 1996;
interest at 11%; secured by second mortgage
on real estate                                             --           --      150,000

Notes payable due in monthly principal
installments of various amounts until paid in full
by June 1996, net of debt discount of $0 and
$6,000, respectively; no interest; personally
guaranteed by an officer                                   --           --       57,646

Note payable to unrelated individual
investor; no interest; due in one lump sum
payment in January 1997                                    --        8,080           --

Note payable, due on April 1, 1996; interest
at 3.3%                                                    --           --        7,016
                                                       ------     --------     --------
                                                       $   --     $  8,080     $950,947
                                                       ======     ========     ========

       NOTES PAYABLE TO RELATED PARTIES

     Notes payable to related parties consists of the following:

                                                       June 30,   December 31, December 31,
                                                        1997         1996         1995
                                                      ---------     -------     -------

Notes  payable  to  an  employee; due in
monthly principal and interest
installments  of $2,412 through March 1997;           $      --     $ 7,110     $25,437
interest at 10.53%

Note  payable  to  an  officer; due upon
demand; no interest                                          --          --       4,000
                                                      ---------     -------     -------
                                                                                =======
                                                      $      --     $ 7,110     $29,437
                                                      =========     =======     =======

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

LONG-TERM DEBT AND OTHER LIABILITIES

       Long-term debt and other liabilities consists of the following:

                                                       June 30, 1997       December 31, 1996       December 31, 1995
                                                      ----------------    --------------------    --------------------
        Convertible note payable to unrelated
        funds; interest at 9% due in monthly
        installments of $34,500 through December
        2003; no principal installments due until
        December 1999; secured by equity, assets
        and future contracts; guaranteed by ISSI
        and all subsidiaries. The outstanding
        balance of the note can be converted into
        ISSI's common stock based upon $1.05 per
        share. At June 30, 1997, the Company is
        not in compliance with the Debt Service
        Coverage financial standard under this
        agreement. The Company has obtained a
        waiver related to this non-compliance          $   4,600,000      $     4,600,000            $         --

        Term note payable to an unrelated third
        party due in monthly principal and interest
        installments of $24,134 through January
        2004; interest at 9%; secured by equipment         1,434,609           1,500,000                       --

        Term note payable to a bank; due in monthly
        principal and interest installments of
        $12,000 through November 2000; interest at
        the lender's prime rate less 1% (10% at
        June 30, 1997 and December 31, 1996);
        secured by first mortgage on real estate
        and equipment; personally guaranteed by an
        officer                                              834,904             864,865                       --

        Term note payable to an unrelated third
        party; due in monthly principal
        installments of $12,917 plus interest
        through April 2002; interest at Citibank's
        Base Rate plus 2% (10.5% at June 30, 1997);
        secured by certain assets of the Company;
        guaranteed by ISSI                                   744,767                  --                       --

        Non-compete agreements to prior owners of
        GCI; due in equal monthly installments of
        $8,166 plus interest at 10% through January
        2002                                                 440,940                  --                       --

        Term note payable to a bank; due in monthly
        principal and interest installments of
        $3,720 through August 2002; interest at the
        lender's prime plus .5% (10.75% at December
        31, 1995); guaranteed by principal
        stockholder                                               --                  --                  234,365

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


                                                         June 30, 1997     December 31, 1996          December 31, 1995
                                                         -------------     -----------------          -----------------
        Note payable to a bank due in monthly
        principal and interest installments of
        $4,060 through March 1997 when the balance
        is due; interest at 9.75%; secured by
        equipment and accounts receivable                         --                  --                   53,265

        Term note payable to a bank; due in monthly
        principal and interest installments of $793
        through May 2001; interest at 10.2503%;
        secured by equipment                                  30,598              33,692                       --

        Term note payable to an unrelated third
        party; interest at Citibank's Base Rate
        plus 2% (10.5% at June 30, 1997) due in
        monthly installments through April 2002; no
        principal installments due until May 1998;
        secured by equipment                                  30,422                  --                       --

        Term note payable to a bank; due in monthly
        principal and interest installments of $497
        through April 1999; interest at 9%; secured
        by equipment                                          10,453                  --                       --

        Note payable due in monthly principal and
        interest installments of $576 through May
        1997 when the balance is due; interest at
        8.75%; secured by equipment                               --                  --                    9,188

        Note payable due in monthly principal and
        interest installments of $366 through
        August 1997 when the balance is due;
        interest at 11%; secured by equipment                     --                  --                    6,243

        Note payable due in monthly principal and
        interest installments of $477 through May
        1997 when the balance is due; interest at
        11%; secured by equipment                                 --                  --                    7,289
                                                          ----------      --------------             ------------

                                                           8,126,693           6,998,557                  310,350
        Less current portion                                (495,737)           (213,975)                 (96,451)
                                                          ----------      --------------             ------------
        Long-term portion                                 $7,630,956      $    6,784,582             $    213,899
                                                          ==========      ==============             ============

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

     Payments required under long-term debt and other liabilities outstanding at June 30, 1997 are as follows:

              1998                     $    495,737
              1999                          572,301
              2000                        1,098,431
              2001                        1,663,537
              2002                          972,806
              Thereafter                  3,323,881
                                       ------------
                                       $  8,126,693
                                       ============

7.   INCOME TAXES

     The income tax provision (benefit) is comprised of the following:

                                 For the       For the      For the
                            Six Months Ended Year Ended    Year Ended
                                June 30,    December 31,  December 31,
                                 1997          1996           1995
                               --------      --------      -------
     Current:
         Federal               $     --      $     --      $    --
         State                    7,013       (11,991)      62,102
                               --------      --------      -------
                               $  7,013      $(11,991)     $62,102
                               --------      --------      -------
     Deferred:
         Federal               $     --      $     --      $    --
         State                       --            --           --
                               --------      --------      -------
                                     --            --           --
                               ========      ========      =======
     Tax expense (benefit)     $  7,013      $(11,991)     $62,102
                               ========      ========      =======

     A reconciliation of the income tax provision and the amount computed by applying the federal statutory benefit rate to loss before income taxes are as follows:

                                             June 30, December 31, December 31,
                                               1997      1996         1995
                                             -------- ------------ ------------
     Federal statutory benefit rate            (34%)     (34%)        (34%)
     State income tax provision,
       net of federal tax benefit                2%       (4%)           4%
     Installment sale gain                      --        --             2%
     Net operating loss not benefited           32%       24%           31%
     Non-deductible amortization and other       2%       10%            1%
                                               ===       ===           ===
                                                 2%       (4%)           4%
                                               ===       ===           ===

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

     Deferred tax assets are subject to a valuation allowance if their realization is less likely than not. Deferred tax assets (liabilities) are comprised of the following at:

                                       June 30, 1997   December 31, 1996  December 31, 1995
                                       -------------   -----------------  -----------------
     Amortization                        $  (188,372)     $  (213,196)     $   (39,915)
     Depreciation                             (1,994)            (964)              --
                                         -----------      -----------      -----------
     Gross deferred tax liability           (190,366)        (214,160)         (39,915)
                                         -----------      -----------      -----------

     Non-compete covenant                     14,711               --               --
     Litigation reserve                           --            6,047           57,120
     Depreciation                                 --               --            3,343
     Warranty reserve                         37,830           31,609           24,733
     Bad debt reserve                         40,131           43,855           49,970
     Net operating loss carryforward       2,278,571        2,205,531        1,895,091
                                         -----------      -----------      -----------
     Gross deferred tax asset              2,371,243        2,287,042        2,030,257
                                         -----------      -----------      -----------

     Net deferred tax asset                2,180,877        2,072,882        1,990,342
     Valuation allowance                  (1,975,493)      (1,867,498)      (1,784,958)
                                         -----------      -----------      -----------
     Net deferred tax asset              $   205,384      $   205,384      $   205,384
                                         ===========      ===========      ===========

     Should a cumulative change in ownership of more than 50% occur within a three year period, there could be an annual limitation on the use of the net operating loss carryforward. The Company has an unused net operating loss carryforward of $6.7 million at June 30, 1997. At December 31, 1996 and 1995, the Company had unused net operating loss carryforwards of $6.5 million and $5.6 million, respectively. These carryforwards begin to expire in the year 2007. The Company increased the valuation allowance each year because it does not expect to realize the benefit of net operating losses, except to the extent of the $205,384 deferred tax asset, in the foreseeable future.

8.   COMMITMENTS AND CONTINGENCIES

     The Company leases facilities and equipment under leases accounted for as operating leases. The Company currently does not have any capital leases. Future minimum payments for fiscal years subsequent to June 30, 1997 under capital and non-cancelable operating leases are as follows:

                                 Operating Leases
                                 ----------------
          1998                       $40,352
          1999                        12,331
          2000                         7,133
          2001                            --
          2002                            --
                                     -------
          Total minimum payments     $59,816
                                     =======

     Rent expense for operating leases was $46,360 for the six months ended June 30, 1997. For the years ended December 31, 1996 and 1995, rent expense for operating leases was $103,253 and $85,836, respectively.

     Under a five year license agreement dated March 16, 1993, the Company has committed to pay DesignTech, Inc. a royalty of 1% of revenues derived from products using the licensed technology. To date, no royalties have been paid.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

     CONTINGENCIES

     The Company is subject to certain legal actions and claims arising in the ordinary course of business. Management recognizes the uncertainties of litigation; however, based upon the nature and management's understanding of the facts and circumstances which give rise to such actions and claims, management believes that such litigation and claims will be resolved without material effect on the Company's financial position or results of operations.

9.   RELATED PARTY TRANSACTIONS

     SOFTWARE LICENSE

     During 1993, the Company entered into a license and distribution agreement for certain proprietary technology to be utilized as the basis for the Intelli-Site products. This license was purchased for $250,000 from COMTRAC, a company controlled at that time by ISSI's largest stockholder. This license is being amortized over five years from the acquisition date. The unamortized balance was $47,516 at June 30, 1997. At December 31, 1996 and 1995, the unamortized balance was $81,980 and $150,910, respectively.

10.  DISCONTINUED OPERATIONS

     During the second quarter of 1995, the Company adopted a plan to discontinue the operations of AAC. Provisions totaling $560,000 were recorded for estimated losses during the phase-out period, and for writedown of assets to net realizable value. During the fourth quarter of 1995, this provision was decreased by $65,000 due to better receipts than anticipated on certain assets. At June 30, 1997, current assets and current liabilities related to this action were not material. Current assets and current liabilities totaled $25,760 and $49,252, respectively, at December 31, 1996 and $76,807 and $332,866, respectively, at December 31, 1995.

     Where appropriate, the financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Prior years have been restated. Operating results for the discontinued operations were:

                          For the         For the
                     Six Months Ended   Year Ended
                          June 30,      December 31,
                          --------   ----------------
                            1997      1996     1995
                          --------   -----     ------
                                     ($ in thousands)
     Operating Revenue        --       --     $ 1,389
     Loss from Operations     --       --     $  (720)
     Loss Per Share           --       --     $  (.30)

11.  BENEFIT PLANS

     The Company has established a 401(k) savings and profit sharing plan. Participants include all employees who have completed six months of service and are at least 21 years of age. Employees can contribute up to 15% of compensation. Vesting on the Company's contribution occurs over a five-year period. The Company made no contributions during the six months ended June 30, 1997 or the years ended December 31, 1996 and 1995.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

12.  STOCK OPTIONS AND WARRANTS

     STOCK OPTIONS

     Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("FAS 123") was implemented in January 1996. As permitted by FAS 123, ISSI retained its prior method of accounting for stock compensation. As required by FAS 123, the following information represents pro forma net income (loss) and earnings (loss) per share as if the Company had accounted for its employee stock options under the fair value method prescribed by the standard.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the six months ended June 30, 1997: no dividend yield, expected volatility of approximately 84%, risk-free interest rates of approximately 6.5%, and expected lives of approximately ten years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The pro forma information for the Company follows in thousands (except per share amounts):

                          For the Six Months Ended  For the Year Ended    For the Year Ended
                                June 30, 1997       December 31, 1996     December 31, 1995
                          ------------------------  ------------------   ---------------------
                                 As        Pro        As        Pro         As          Pro
                             reported     forma    reported    forma     reported      forma
                            ----------   --------   -------   --------   ---------   ---------
     Net Loss               $     (330)  $   (368)  $  (276)  $   (307)  $  (2,864)  $  (2,874)
     Loss
       per Common Share     $     (.05)  $   (.05)  $  (.05)  $   (.05)  $    (.71)  $    (.71)

     The effects of applying FAS 123 in this pro forma disclosure are not indicative of future amounts as FAS 123 does not apply to awards prior to 1995 and as additional awards are anticipated in future years.

     In February 1993, the Company established a stock option plan whereby options to purchase up to 250,000 shares of common stock may be granted (the "1993 Stock Option Plan"). In December 1994, the shareholders of the Company increased the number of shares of common stock which may be granted under this plan to 500,000. The 1993 Stock Option Plan is administered by the Company's Board of Directors which has the authority to establish the terms of each option grant. Under the plan, incentive stock options must be granted with an exercise price not less than the fair market value on the date of grant.

     In May 1997, the Company established the 1997 Omnibus Stock Plan (the "Omnibus Plan") which provides for the grant of incentive stock options ("ISO's") within the meaning of the Internal Revenue Code, non-statutory stock options ("NSO's"), stock appreciation rights ("SAR's"), awards of stock ("Awards") and stock purchase opportunities ("Purchase Rights") to directors, employees and consultants of the Company and its present and future subsidiaries. The Omnibus Plan will remain in effect until May 1, 2007, subject to the Board's right to terminate it earlier.

     Under the Omnibus Plan, ISO's may only be granted to employees or directors of the Company; NSO's, SAR's, Awards and Purchase Rights may be granted to any director, employee or consultant of the Company. Recipients of ISO's, Awards and Purchase Rights are selected by the Compensation Committee.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

     A summary of stock option transactions is as follows (share amounts in thousands):

                          For the Six Months Ended  For the Year Ended For the Year Ended
                                June 30, 1997       December 31, 1996  December 31, 1995
                          ------------------------  ------------------ -------------------
                                         Weighted             Weighted            Weighted
                                          Average              Average             Average
                                         Exercise             Exercise            Exercise
                               Shares      Price    Shares     Price   Shares       Price
                              -------    --------  --------- --------  ------    ----------
     Outstanding at
       beginning of period      874      $   2.01   738      $   2.21   687      $   2.20
         Granted                 75          1.63   188          1.22   115          2.07
         Forfeited              (21)         2.02   (52)         1.95   (64)         1.90
                                ---      --------   ---      --------   ---      --------
     Outstanding at
       end of period            928      $   1.98   874      $   2.01   738      $   2.21
                                ===      ========   ===      ========   ===      ========

     Exercisable at
       end of period            721      $   2.11   663      $   2.18   556      $   2.26

     Weighted-average fair
       value of options
       granted during the
       period                            $   1.14            $   1.06            $   1.40

     The following table summarizes information about the fixed-price stock options outstanding at June 30, 1997 (share amounts in thousands):

                                                  Options Outstanding                    Options Exercisable
                                        -----------------------------------------  ---------------------------------
          Range of         Shares         Weighted-Average         Weighted-          Shares          Weighted-
          Exercise       Outstanding         Remaining              Average         Exercisable        Average
           Prices        at 6/30/97       Contractual Life      Exercise Price      At 6/30/97      Exercise Price
        --------------  --------------  ---------------------  ------------------  --------------  -----------------

         $0.687-1.50         206              8.8 years             $1.11                85              $1.05
         $1.563-2.50         711              7.6 years              2.22               631               2.25
         $2.719-3.53          11              9.6 years              2.74                 5               2.72
                        --------------                                             --------------
                             928                                    $1.98               721              $2.11
                        ==============                                             ==============

     WARRANTS

     On April 20, 1993, in connection with the Company's initial public offering, the Company issued 1,450,000 Redeemable Common Stock Purchase Warrants. Each warrant entitles the holder to purchase one share of common stock at a price of $5.40 per share during the first 30 months, and $6.75 per share during the second 30 months. The warrants are subject to redemption by the Company at $0.25 per warrant upon 30 days prior written notice with the consent of the underwriter, Thomas James Associates, Inc. ("Underwriter"). As of June 30, 1997, all warrants issued remain outstanding. The warrants expire on April 20, 1998. Management believes that the exercise price of the warrants at the date of grant approximated market value of the underlying common stock. On June 17, 1996, the Company repriced these warrants to $4.15 due to obligations under the original warrant agreement. The holders are also now entitled to purchase 1.6 shares of common stock per warrant held. Again, on January 15, 1997, these warrants were repriced to $3.17 under the same obligation and the holders are now entitled to purchase 2.1 shares of common stock per warrant held.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

     Also, in connection with the initial public offering, the Company issued a warrant to the Underwriter for the purchase of up to 145,000 units at a price of $6.30 per unit. A unit consists of a share of common stock and a warrant to purchase an additional share of common stock. This warrant is exercisable over a period of four years commencing April 20, 1994. Management believes that the exercise price of the warrant at the date of grant approximated market value of the underlying common stock. On June 17, 1996, the Company repriced these warrants to $3.51 due to obligations under the original warrant agreement. The holder is also now entitled to purchase 1.6 units per warrant held. Again, on January 15, 1997, these warrants were repriced to $3.17 under the same obligation. The holder is now entitled to purchase 2.1 units per warrant held.

     In connection with bridge financing obtained in 1993, the Company issued warrants to purchase 246,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 18,000 shares of common stock at an exercise price of $2.40. As of June 30, 1997, 33,000 warrants issued remain outstanding. The warrants expire in 1998. No value has been assigned to warrants as management believed such value to be insignificant at the time of issuance.

     The Company issued warrants to purchase 211,800 shares of common stock at exercise prices of $1.06, in connection with the bridge financing obtained in 1994. As of June 30, 1997, 108,800 warrants remain outstanding and have expiration dates in 1999. Value was assigned to these warrants totaling $90,000 at December 31, 1994. Such value was amortized over the one year term of the bridge loans. During 1995 and 1996, the Company issued an additional 50,376 and 37,301 warrants, respectively, in exchange for an additional extension of the bridge loans' due date to April 30, 1996. Value was assigned to these warrants totaling $87,677. Such value was amortized over the five-month extension term of the bridge loans.

     During 1995, in connection with a payable to a former director, the Company issued warrants to purchase 10,000 shares of common stock at an exercise price of $.75 per share. Value assigned to these warrants of $7,500 was amortized over the 5-month term of the note. In connection with the convertible preferred stock sale completed in December 1995, the Company issued 136,677 warrants in 1996. These warrants are exercisable at $.67 per share and expire in 2000. The value of the warrants was recorded as part of the convertible preferred stock offering.

     During 1996, the Company issued warrants to purchase 13,201 shares of common stock at an exercise price of $1.18. Value assigned to these warrants totaling $13,201 was recorded during 1996.

     During 1996, the Company issued 832,844 warrants in connection with the convertible Series A and Series C preferred stock sales. These warrants are exercisable at $1.00 per share and expire in 2001. The value of the warrants was recorded as part of the convertible preferred stock offering.

     During 1996, the Company issued 500,000 warrants in connection with the sale of common stock to unrelated investors. The value of the warrants was recorded as part of the equity sale.

     The Company issued warrants to purchase 111,000 shares of common stock to investors in I.S.T. Partners, Ltd. These warrants are exercisable at $2.40 per share and expire in 2001, and 2002. Value was assigned to these warrants totaling $40,000 which was expensed in 1996 and $45,000 which was expensed in 1997.

     During 1997, the Company issued warrants for consulting and director fees to purchase 21,334 shares of common stock at an exercise price of $.01. Value was assigned to these warrants totaling $35,000 and was expensed in 1997.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

     A summary of warrant transactions is as follows (share amounts in thousands):

                                   For the Six Months Ended         For the Year Ended           For the Year Ended
                                        June 30, 1997                December 31, 1996           December 31, 1995
                                 -----------------------------    ------------------------    -------------------------
                                                  Weighted                     Weighted                     Weighted
                                                   Average                     Average                      Average
                                                  Exercise                     Exercise                     Exercise
                                   Shares           Price          Shares        Price         Shares         Price
                                 -----------    --------------    ---------    -----------    ----------    -----------
        Outstanding at
          beginning of period      4,253           $3.03            2,218         $3.38         2,296          $3.32
            Granted                   66            1.63            1,590          1.05            60            .13
            Exercised                (68)            .60             (599)          .87          (138)          1.01
            Repriced                 870            3.14            1,044          4.04            --             --
                                 -----------                      ---------                   ----------
        Outstanding at
          end of period            5,121           $3.07            4,253         $3.03         2,218          $3.38
                                 ===========                      =========                   ==========

        Exercisable at
          end of period            5,008           $3.08            4,199         $3.03         2,218          $3.38

        Weighted-average
          fair value of
          warrants granted
          during the period                         $.93                          $1.57                         $.76

     The following table summarizes information about the warrants outstanding at June 30, 1997 (share amounts in thousands):

                                                  Warrants Outstanding                    Warrants Exercisable
                                        -----------------------------------------    -------------------------------
          Range of         Shares         Weighted-Average         Weighted-          Shares          Weighted-
          Exercise       Outstanding         Remaining              Average         Exercisable        Average
           Prices        at 6/30/97       Contractual Life      Exercise Price      at 6/30/97      Exercise Price
        --------------  --------------  ---------------------  ------------------  --------------  -----------------
         $  .01-1.00       1,114              3.0 years               $  .95            1,114             $  .95
          $1.06-2.00         222              2.87 years                1.49              222               1.49
          $2.40-4.15       3,785              2.0 years                 3.78            3,672               3.82
                        ------------                                                 ----------
                           5,121                                       $3.07            5,008              $3.08
                        ============                                                 ==========

13.  CONVERTIBLE PREFERRED STOCK

     The Company's outstanding convertible preferred stock consists of 750,000 authorized shares of $.01 par value convertible preferred stock.

     Series A $20 Convertible Preferred Stock. The Company currently has outstanding 13,750 shares of its Series A $20 Convertible Preferred Stock (the "Series A Preferred"). Holders of the Series A Preferred are not entitled to receive any dividends, and have no voting rights, unless otherwise required pursuant to Delaware law. Each share of the Series A Preferred may, at the option of the Company, be converted into 20 shares of Common Stock at any time after (i) the closing bid price of the Common Stock is at least $2.00 for at least 20 trading days during any 30 trading day period, and (ii) the shares of Common Stock to be received on conversion have been registered or otherwise qualified for sale under applicable securities laws. In addition, the holders of the Series A Preferred have the right to convert each share into 20 shares of

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

     Common Stock at any time. The number of shares of Common Stock into which the Series A Preferred is convertible will be proportionately adjusted in the event of a stock dividend, stock split, or reverse stock split. Upon any liquidation, dissolution, or winding up of the Company, the holders of the Series A Preferred are entitled to receive $20 per share before the holders of Common Stock are entitled to receive any distribution and the Series A Preferred ranks pari passu with Series B and Series C Preferred except with respect to the security interest granted to Series B Preferred (see Series B description below).

     Series B $20 Convertible Preferred Stock. The Company has issued 34,166 shares of its Series B $20 Convertible Preferred Stock (the "Series B Preferred"). Holders of the 34,166 Series B Preferred are entitled to receive dividends equal to $2.00 per share per annum, payable in equal semi-annual payments. Holders of the Series B Preferred have no voting rights, unless otherwise required by Delaware law. Each share of the Series B Preferred may, at the option of the Company or the holder, be converted into 29.85 shares of Common Stock, together with accrued but unpaid dividends. The Company has the right to redeem the Series B Preferred at any time at $22 per share, together with accrued but unpaid dividends. The number of shares of Common Stock into which the Series B Preferred is convertible will be proportionately adjusted in the event of a stock dividend, stock split, or reverse stock split. Upon any liquidation, dissolution, or winding up of the Company, the holders of the Series B Preferred are entitled to receive $20 per share together with accrued but unpaid dividends before the holders of any shares of Common Stock and on a pari passu basis with Series A and C Preferreds. A security interest in 6.8% of the Common Stock of B&B Electromatic, Inc. has been granted to secure payment of any liquidation proceeds or dividends to which the Series B becomes entitled. All Series B was converted to Common Stock in June 1996.

     Series C $20 Convertible Preferred Stock. The Company currently has outstanding 3,500 shares of its Series C $20 Convertible Preferred Stock (the "Series C Preferred"). Holders of the Series C Preferred have no voting rights, unless otherwise required by Delaware law. Each share of the Series C Preferred may, at the option of the Company or the holder, be converted into 30 shares of Common Stock. The Company has no right to redeem the Series C Preferred. The Series C Preferred is also subject to the conversion adjustments, and is entitled to receive a liquidation preference, identical to the Series A Preferred.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of Golston Company, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Golston Company, Inc. at June 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

Dallas, Texas
September 30, 1996

                             GOLSTON COMPANY, INC.
                                 BALANCE SHEETS

                                                                         June 30,
                                                               ---------------------------
                                                                    1996           1995
                                                               ------------     ----------
                                  ASSETS

Current assets:
   Cash and cash equivalents                                     $  124,901     $  255,302
   Accounts receivable                                              481,045        357,070
   Interest receivable from related party                            42,329             --
   Inventories                                                      409,839        508,724
   Other current assets                                              61,216         36,306
                                                                 ----------     ----------
       Total current assets                                       1,119,330      1,157,402

Property and equipment, net                                       2,048,720      1,836,652
Intangible assets, net                                                3,833          4,500
Note receivable from related party                                  671,824             --
Other assets                                                            150          1,560
                                                                 ----------     ----------
       Total assets                                              $3,843,857     $3,000,114
                                                                 ==========     ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                              $   45,090     $    8,908
   Accrued liabilities                                              169,576        208,630
   Deferred revenue                                                 135,515        144,267
   Current portion of long-term debt                                170,624        120,084
                                                                 ----------     ----------
       Total current liabilities                                    520,805        481,889
                                                                 ----------     ----------

Long term liabilities:
   Deferred tax liability                                           148,504        112,923
   Long-term debt                                                   594,857        464,965
                                                                 ----------     ----------
       Total long term liabilities                                  743,361        577,888
                                                                 ----------     ----------

Stockholders' equity:
   Common stock, $1.00 par value, 100,000 shares authorized,
     1,000 shares issued and outstanding                              1,000          1,000
   Retained earnings                                              2,578,691      1,939,337
                                                                 ----------     ----------
       Total stockholders' equity                                 2,579,691      1,940,337
                                                                 ----------     ----------
           Total liabilities and stockholders' equity            $3,843,857     $3,000,114
                                                                 ==========     ==========



               The accompanying notes are an integral part of the
                             financial statements.

                             GOLSTON COMPANY, INC.
                            STATEMENTS OF OPERATIONS

                                                For the Year Ended
                                                     June 30,
                                          ------------------------------
                                               1996                 1995
                                          ------------      ------------

Sales and revenues:
   Product sales                           $ 2,203,029      $ 2,074,110
   Service revenues                          1,688,313        1,492,776
                                           -----------      -----------
                                             3,891,342        3,566,886
                                           -----------      -----------

Cost of sales and revenues:
   Product sales                               879,572          793,752
   Service revenues                            666,618          559,161
                                           -----------      -----------
                                             1,546,190        1,352,913
                                           -----------      -----------

Gross margin                                 2,345,152        2,213,973
                                           -----------      -----------

Operating expenses:
   Selling, general and administrative       1,290,244        1,254,421
                                           -----------      -----------
                                             1,290,244        1,254,421
                                           -----------      -----------

Income from operations                       1,054,908          959,552

Other income (expense):
   Interest income from related party           42,329               --
   Interest income                               1,997            1,506
   Interest expense                            (86,922)         (79,635)
   Other                                       (23,765)         (46,559)
                                           -----------      -----------

Income before income taxes                     988,547          834,864
Provision for income taxes                    (349,193)        (298,120)
                                           -----------      -----------

Net income                                 $   639,354      $   536,744
                                           ===========      ===========

               The accompanying notes are an integral part of the
                             financial statements.

                             GOLSTON COMPANY, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                  COMMON STOCK          RETAINED
                               SHARES      AMOUNT       EARNINGS        TOTAL
                             ---------   -----------  ------------   ------------
Balances at June 30, 1994       1,000     $  1,000     $1,402,593     $1,403,593
Net income                                                536,744        536,744
                              -------     --------     ----------     ----------
Balances at June 30, 1995       1,000     $  1,000     $1,939,337     $1,940,337
Net income                                                639,354        639,354
                              -------     --------     ----------     ----------
Balances at June 30, 1996       1,000     $  1,000     $2,578,691     $2,579,691
                              =======     ========     ==========     ==========


               The accompanying notes are an integral part of the
                             financial statements.

                             GOLSTON COMPANY, INC.
                            STATEMENTS OF CASH FLOWS

                                                                          For the Year Ended
                                                                               June 30,
                                                                     --------------------------
                                                                          1996           1995
                                                                     -----------      ---------
Cash flows from operating activities:
   Net income                                                        $   639,354      $ 536,744
   Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation                                                      214,047        175,130
       Amortization                                                          667            667
       Deferred income taxes                                              35,581          7,445
       Changes in operating assets and liabilities:
           Accounts receivable                                          (123,975)       (32,638)
           Inventories                                                    98,885        (45,470)
           Other assets                                                  (23,500)        (3,855)
           Accounts payable                                               36,182        (54,687)
           Accrued liabilities                                           (39,054)       (86,651)
           Deferred revenue                                               (8,752)        37,430
                                                                     -----------      ---------
                Net cash provided by operating activities                829,435        534,115
                                                                     -----------      ---------

Cash flows from investing activities:
   Purchase of property and equipment                                   (426,115)      (206,941)
   Loan to related party                                                (671,824)            --
   Interest receivable from related party                                (42,329)            --
                                                                     -----------      ---------
                Net cash used by investing activities                 (1,140,268)      (206,941)
                                                                     -----------      ---------

Cash flows from financing activities:
   Payments on notes payable and long-term debt                         (169,608)            --
   Proceeds from notes payable and long-term debt                        350,040       (201,423)
                                                                     -----------      ---------
                Net cash provided (used) by financing activities         180,432       (201,423)
                                                                     -----------      ---------

Increase (decrease) in cash and cash equivalents                        (130,401)       125,751
Cash and cash equivalents at beginning of year                           255,302        129,551
                                                                     -----------      ---------
Cash and cash equivalents at end of year                             $   124,901      $ 255,302
                                                                     ===========      =========



               The accompanying notes are an integral part of the
                             financial statements.

GOLSTON COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

     Golston Company, Inc. ("Golston" or the "Company") was founded in 1976 and incorporated as a Texas corporation in 1979. Its primary business has been to design, manufacture, and supply pneumatic tube carriers to the financial industry for use in the retail drive-up banking centers for commercial banks, savings and loans, and credit unions. More recently, the Company has expanded its pneumatic tube carrier business to the medical services industry, supplying a proprietary line of carriers to hospitals and other medical facilities. The Company distributes its products through sales to original equipment manufacturers of pneumatic carrier systems, to dealers and distributors, and, through telemarketing, directly to end-users.

     The Company's sales are primarily to the banking and hospital industries. Sales are dependent on customer orders and requests.

2.   SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents is comprised of highly liquid instruments with maturities of three months or less.

     REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

     The Company recognizes revenue from sales at the time of shipment. The Company's accounts receivable are generated from a large number of customers in the financial and medical services industries. Based on management's analysis of accounts receivable, including consideration of the Company's historical collection experience, no allowance for doubtful accounts is necessary at June 30, 1996 or 1995. During 1996 and 1995, respectively, a single customer accounted for greater than 10% of the Company's revenues ($600,000 and $650,000).

     The Company records deferred revenue related to a service to provide the use of temporary facilities in the event of a disaster by the retail banking industry. Revenues related to these services is recognized ratably over the term of the agreement.

     INVENTORIES

     Inventories consist of the costs of raw materials, work-in-process and finished goods and are carried at the lower of cost using the first-in, first-out method or market. Labor and overhead costs are allocated to work-in-process and finished goods inventories based on total labor and overhead costs divided by the number of units produced.

     OTHER ASSETS

     Other assets consist of certain prepaid expenses and the cash value of a life insurance policy for an officer of the Company. The cash value of the policy was $35,822 and $32,618 at June 30, 1996 and 1995, respectively.

     PROPERTY AND EQUIPMENT AND DEPRECIATION

     Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Estimated useful lives range from 3 to 20 years.

GOLSTON COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


     INTANGIBLE ASSETS AND AMORTIZATION

     Goodwill resulting from the acquisition of MPA Systems ("MPA") in 1987 is amortized using the straight-line method over a period of fifteen years. Goodwill amortization for the years ended June 30, 1996 and 1995, was $667 and $667, respectively. Accumulated amortization at June 30, 1996 and 1995 was $6,167 and $5,500, respectively.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of the Company's accounts receivable, notes receivable, accounts payable, and long-term debt approximate the fair values of such financial instruments.

     ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual amounts could differ from these estimates.

     STATEMENT OF CASH FLOWS

     Supplemental cash flow information for the year ended June 30:

                                                    1996         1995
                                                    ----         ----
               Cash paid for interest expense     $ 86,922     $ 70,728

               Cash paid for income taxes         $391,013     $311,904

GOLSTON COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


3.   COMPOSITION OF CERTAIN BALANCE SHEET ACCOUNTS

     The composition of certain balance sheet accounts is as follows at June
     30:

                                            1996             1995
                                         -----------      -----------
     Inventories:
        Raw materials                    $    40,046      $    94,686
        Work-in-process                      250,491          253,156
        Finished goods                       119,302          160,882
                                         -----------      -----------
                                         $   409,839      $   508,724
                                         ===========      ===========

     Property and Equipment:
        Building and leasehold           $   509,273      $   509,273
        Automotive                             5,477           14,060
        Machinery and equipment            1,198,166        1,166,459
        Office equipment                     112,060          109,676
        MPA Equipment and fixtures            62,686           48,823
        MPA Units                          1,320,275          917,067
        MPA Unit in construction                  --           16,590
        Molds in progress                      3,769            3,642
                                         -----------      -----------
                                           3,211,706        2,785,590
     Less:  accumulated depreciation      (1,162,986)        (948,938)
                                         -----------      -----------
                                         $ 2,048,720      $ 1,836,652
                                         ===========      ===========

     Accrued liabilities:
        Federal income taxes payable     $    91,218      $   154,407
        Accrued compensation                  42,342           12,185
        Customer damage deposits              23,060           24,145
        Other                                 12,956           17,893
                                         -----------      -----------
                                         $   169,576      $   208,630
                                         ===========      ===========

GOLSTON COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


4.   LONG-TERM DEBT

     Long-term debt consists of the following at June 30:

                                                                                 1996                   1995
                                                                           ---------------        ---------------
        Term note payable to a bank; due in monthly principal and
        interest installments of $7,397 through February 2000;
        interest at 10.24% at June 30, 1996 and 1995; secured by
        equipment; guaranteed by principal stockholder                     $       207,364        $       269,429

        Term note payable to a bank; due in monthly principal and
        interest installments of $1,945 through April 1999; interest at 11.31% at June 30, 1996 and 1995; secured by equipment;
        guaranteed by principal stockholder                                         58,301                 74,066

        Term note payable to a bank; due in monthly principal and
        interest installments of $1,673 through October 2002;
        interest at the lender's prime rate plus 1% (10.25% at June
        30, 1996); secured by buildings; guaranteed by principal
        stockholder                                                                 93,259                     --

        Term note payable to a bank; due in monthly principal and
        interest installments of $1,673 through October 2002;
        interest at the lender's prime rate plus 1% (10.25% at June
        30, 1996); secured by buildings; guaranteed by principal
        stockholder                                                                 93,259                     --

        Term note payable to a bank; due in monthly principal and
        interest installments of $1,669 through November 2002;
        interest at the lender's prime rate plus 1% (10.25% at June
        30, 1996); secured by buildings and accounts receivables;
        guaranteed by principal stockholder                                         92,843                     --

        Term note payable to a bank; due in monthly principal and
        interest installments of $7,448 through July 1998; interest at the lender's prime rate plus .5% (10.5% at June 30, 1996 and 9.87 % at June 30, 1995); secured by buildings;
        guaranteed by principal stockholder                                        171,204                241,554

        Term note payable to a bank; due in monthly principal and
        interest installments of $825 through April 2003; interest at the lender's prime rate plus 1% (10.25% at June 30,
        1996); secured by buildings; guaranteed by principal stockholder            49,251               --
                                                                           ---------------        ---------------

                                                                                   765,481                589,049
        Less current portion                                                      (170,624)              (120,084)
                                                                           ---------------        ---------------
        Long-term portion                                                  $       594,857        $       464,965
                                                                           ===============        ===============

GOLSTON COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


     Payments required under all long-term debt outstanding at June 30, 1996 are as follows:

          Fiscal years ended June 30:

                    1997                  $      170,624
                    1998                         209,206
                    1999                         141,279
                    2000                         101,213
                    2001                          57,478
                 Thereafter                       85,681
                                          --------------

                                          $      765,481
                                          ==============


5.  INCOME TAXES

     The income tax provision is comprised of the following:

                            1996         1995
                          --------     --------
          Current:
             Federal      $295,218     $290,675
             State          18,394           --
                          --------     --------
                          $313,612     $290,675
                          --------     --------
          Deferred:
             Federal      $ 35,581            $
                                          7,445
             State              --           --
                          --------     --------
                            35,581        7,445
                          --------     --------
          Tax expense     $349,193     $298,120
                          ========     ========


     A reconciliation of the income tax provision and the amount computed by applying the federal statutory tax rate to income before income taxes is as follows:

                                                                       1996          1995
                                                                     ---------      --------
          Tax expense at federal statutory rate                      $ 345,991      $292,202
          State income tax provision, net of federal tax benefit        12,140            --
          Permanent differences                                          4,037         1,380
          Other                                                        (12,975)        4,538
                                                                     ---------      --------
                                                                     $ 349,193      $298,120
                                                                     =========      ========

GOLSTON COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


     Deferred tax assets are subject to a valuation allowance if their realization is less likely than not. Deferred tax assets (liabilities) are comprised of the following at June 30, 1996 and 1995:

                                                         1996           1995
                                                       ---------      ---------
       Gross deferred tax liability - Depreciation     $(226,472)     $(173,166)
                                                       ---------      ---------

       Inventory                                          21,693         11,193
       Deferred income                                    46,075         49,050
       Bonus Accrual                                      10,200             --
                                                       ---------      ---------
       Gross deferred tax asset                           77,968         60,243
       Valuation allowance                                    --             --
                                                       ---------      ---------
       Net deferred tax liability                      $(148,504)     $(112,923)
                                                       =========      =========


6.   CONTINGENCIES

     An officer of the Company has alleged that the Company has breached an oral agreement to sell the Company to the officer and has asserted a claim for emotional distress. The Company is disputing these claims. Management believes that the maximum loss contingency is immaterial.


7.   RELATED PARTY TRANSACTIONS

     During the fiscal year ended June 30, 1996, a note receivable in the amount of $671,824 resulted from a transaction between the Company and Golston Family Partners Ltd. for the purpose of Golston Family Partners Ltd. purchasing the MPA Modular, L.L.C. manufacturing business. The Company's shareholder and President owns an interest in Golston Family Partners Ltd. and MPA Modular, L.L.C. Accrued interest receivable of $42,329 is recorded at June 30, 1996. The note bears interest at 10.25% and is scheduled for repayment, including accrued interest, upon the sale of Golston. The note is unsecured.


8.   PENDING SALE OF COMPANY

     The Company's Board of Directors has approved the sale of the Company to Integrated Security Systems, Inc. ("ISSI") effective October 24, 1996. ISSI is purchasing all of the stock of the Company and the real estate and property currently leased by the Company from Golston Family Partners Ltd. These financial statements do not reflect any adjustments arising from this pending acquisition.

                             GOLSTON COMPANY, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                                ($ IN THOUSANDS)
                                  (UNAUDITED)


     Sales                                             $ 2,084
     Cost of sales                                         902
                                                     ------------
     Gross margin                                        1,181

     Operating expenses:
     Selling, general and administrative                   726
                                                     ------------
     Income from operations                                455

     Other income (expense)                                 (2)
                                                     ------------
     Income before income taxes                            453
     Income tax provision                                 (150)
                                                     ------------
     Net income                                        $   303
                                                     ============


Note: These financial statements have been prepared on a consistent basis with the June 30, 1996 and June 30, 1995 financial statements.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.          Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification of certain officers, directors, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

     The Company's Amended and Restated Certificate of Incorporation and its By-Laws provide for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

     The Company's Amended and Restated Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director
(a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or a stock repurchase or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.


Item 25.          Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance and distribution of the securities being registered hereby. None of the estimated expenses will be borne by the Selling Stockholders.

SEC Registration Fees...............................  $      1,670
Nasdaq Exchange Listing Fee.........................         2,000
The Boston Stock Exchange Listing Fee...............         2,000
Legal Fees and Expenses.............................        10,000
Accounting Fees and Expenses........................         4,500
Blue Sky Fees and Expenses..........................         2,000
Printing and Engraving Expenses.....................           100
                                                      ------------
         Total......................................  $     22,270*
                                                      ============

----------
*    Estimated.

Item 26.          Recent Sales of Unregistered Securities

         The following table specifies securities sold by the Registrant within the past three years and not registered under the Securities Act of 1933. All such sales were carried out in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933. In relying on such exemption, the Registrant relied upon written representations of the persons acquiring the Registrant's shares that they were acquiring the shares for investment purposes only and not for resale, and that they had received adequate opportunity to obtain information, and had reviewed such information, regarding the Registrant. Certificates representing the shares issued to these persons contained a legend restricting transfer thereof absent registration under the Securities Act or the availability of an exemption therefrom.


                          TITLE AND AMOUNT OF            PURCHASER                CONSIDERATION         UNDERWRITING
     DATE SOLD                 SECURITIES                                           RECEIVED            DISCOUNTS OR
-------------------- ----------------------------   -----------------------    ------------------       ------------
September-           Promissory Notes and           Accredited bridge           An aggregate of
November 1994        warrants to purchase 211,800   financial investors         $1,059,000
                     shares of Common Stock

October 1995-        Warrants to purchase           A group of 9 investors      Extension of loan
March 1996           105,677 shares of Common                                   terms
                     Stock

December 1995        45,000 shares of Common        Managerial Resources,       Financial advisory
                     Stock and warrants to          Inc. and Steffany Lea       services
                     purchase 28,000 shares of      Martin
                     Common Stock

January 1996         34,168 Series B Convertible    A group of 11 accredited    Conversion of an
                     Preferred Stock and warrants   investors primarily         aggregate of $683,000
                     to purchase 136,669 shares     consisting of officers and  owed by the Company
                     of Common Stock                directors

January 1996         Warrants to purchase 13,201    Philip R. Thomas            Consulting services
                     shares of Common Stock

March 1996           Warrants to purchase           Bathgate McColley           Investment banking
                     326,000 shares of Common       Capital Group LLC           fees
                     Stock

March 1996           Warrant to purchase 100,000    ComVest Partners            Placement Agent fee
                     shares of Common Stock

March 1996           15,000 shares of Common        Louis A. Davis              Shares of Tri-Coastal
                     Stock                                                      Systems, Inc.

March 1996           15,000 shares of Common        Henry E. McGuffee           Shares of Tri-Coastal
                     Stock                                                      Systems, Inc.

March 1996           15,000 shares of Common        Michael A. Richmond         Shares of Tri-Coastal
                     Stock                                                      Systems, Inc.

March 1996           800,000 Shares of Common       Seabeach & Co.              $800,000                     $40,000
                     Stock and warrants to
                     purchase 320,000 shares of
                     Common Stock

March-May 1996       47,968 Series A Convertible    A group of 38 accredited    $640,000                     $78,000
                     Preferred Stock and warrants   investors
                     to purchase 381,344 shares
                     of Common Stock

June 1996            12,500 Series C Convertible    A group of 5 investors      $250,000
                     Preferred Stock and warrants   including an officer and
                     to purchase 187,500 shares     director
                     of Common Stock

July-September       Warrant to purchase 70,000     I.S.T. Partners, Ltd.       R&D Partnership
1996                 shares of Common Stock

December 31,
1996                 Convertible Debentures (9%)    Renaissance Capital         $4,600,000
                                                    Fund

December 31,         600,000 shares of Common       ProFutures Special Equity   $600,000                     $60,000
1996                 Stock                          Fund

Item 27.      Exhibits
              --------

              (a) Exhibits.

     *3.1     Amended and Restated Certificate of Incorporation of the Company.

      3.11 Amendment to Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.11 to the Company's Form 10-KSB for the year ended December 31, 1994).

     *3.2     Amended and Restated Bylaws of the Company.

     *4.1     Specimen certificate for common stock of the Company.

     *4.2     Specimen certificate for Redeemable Common Stock Purchase Warrant.

              Warrant Agreement among the Company, American Stock Transfer & Trust Company, and Thomas James Associates, Inc.

     *4.4     Underwriter's Warrant.

    **4.5     Certificate of Designation for Series A $20 Convertible Preferred
              Stock.

    **4.6     Certificate of Designation for Series B $20 Convertible Preferred
              Stock.

    **4.7     Certificate of Designation for Series C $20 Convertible Preferred
              Stock.

   ***5.1     Opinion of Haynes and Boone, L.L.P.

   **10.1 Integrated Security Systems, Inc. 1993 Stock Option Plan dated September 7, 1993, as amended on December 30, 1994.

    *10.2 Form of Integrated Security Systems, Inc. 1993 Incentive Stock Option Agreement.

    *10.3 Form of Integrated Security Systems, Inc. 1993 Non-Qualified Stock Option Agreement.

    *10.13 Form of Indemnification Agreement by and between the Company and the Company's officers and directors.

    *10.14 Commercial Lease dated August 6, 1984, by and among Philip R. Thomas, Wayne L. Thomas and Thomas Group Service Company, predecessor to B&B, for land, building and equipment.

    *10.20 Lease Agreement dated March 25, 1992 and April 6, 1992, by and among the Company, Trammell Crow Company No. 90 and Petula Associates Limited for property located in Dallas, Texas.

    *10.23 Lease Agreement commencing June 1, 1992 by and between Kelso Joint Venture and AAC, for property located in Baltimore, Maryland.

    *10.37 License and Distribution Agreement dated March 16, 1993, by and among COMTRAC Corporation, Thomas Group Holding Company and the Company relating to analog technology for transaction processing systems.

    *10.38 License and Distribution Agreement dated March 16, 1993, by and between DesignTech Incorporated and the Company relating to interactive digital video interface system technology.

    *10.49    Amendment to Integrated Security System, Inc. 1993 Stock Option
              Plan.

    *10.51 Note relating to the $900,000 Bridge Financing (incorporated by reference from similarly numbered exhibits filed with the Company's Form 10-KSB for the year ended December 31, 1995).

    *10.52 Standard Form of Common Stock Purchase Warrant (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-KSB for the year ended December 31,
              1995).

     10.53 Subscription Agreement dated December 28, 1995 (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-KSB for the year ended December 31,
              1995).

     10.54 Factoring Agreement from Sunburst Bank for B&B receivables (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-KSB for the year ended December 31, 1995).

     10.55 Corporate Consulting Agreement, dated March 3, 1986, by and between the Company and Bathgate McColley Capital Group LLC for consulting services (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

     10.56 Form of Promissory Notes dated March 11, 1996 (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31,
              1996).

     10.57 Engagement letter dated March 26, 1996, from Bathgate McColley Capital Group LLC to the Company proposing private placement offering (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

     10.58 Form of Subscription Agreement for Series A Convertible Preferred Stock executed on March 27, 1996 (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

     10.59 Subscription Agreement for Common Stock executed March 28, 1996 (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

     10.60 Form of Warrant Agreement for purchase of common stock executed March 29, 1996 (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

     10.61 Placement Agent Agreement dated April 16, 1996, by and between the Company and Bathgate McColley Capital Group LLC confirming private placement offering (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

     10.62 Form of Amendment to Promissory Notes dated April 22, 1996 (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

   **10.63 Stock Purchase Agreement, dated November 7, 1996, between the Company and S. Webb Golston.

   **10.64 Subscription Agreement, dated December 31, 1996, between the Company and ProFutures Special Equity Fund, L.P.

   **10.65 Convertible Loan Agreement, dated December 31, 1996, between the Company (and its subsidiaries) and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth & Income Trust PLC.

   **10.66 Management Agreement, dated August 29, 1996, between the Company and I.S.T. Partners, Ltd.

   **10.67 Marketing and Development Agreement, dated July 29, 1996, between the Company, IST, and I.S.T. Partners, Ltd.

   **10.68 Employment Agreement, dated January 2, 1997, between Gerald K. Beckmann and the Company.

   **10.69 Employment Agreement, dated January 2, 1997, between James W. Casey and the Company.

   **10.70 Real Estate Purchase Agreement, dated September 5, 1996, between the Company and Golston Family Partners, Ltd.

  ***11.1     Computation of earnings per share.

     21.1 Subsidiaries of the Company (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-KSB for the year ended December 31, 1995).

  ***23.1     Consent of Price Waterhouse LLP.

     23.2 Consent of Haynes and Boone, L.L.P. (included in their opinion filed as Exhibit 5.1).

  ***24.1     Power of Attorney (included on the signature page hereto).

---------------

      * Filed as the similarly numbered exhibit to the Company's Registration Statement on Form SB-2 (No. 33-59870-FW) and incorporated herein by reference.

     ** Filed as the similarly numbered exhibit to the Company's Registration Statement on Form SB-2 (No. 333-5023) and incorporated herein by reference.

    ***       Filed herewith.

   (b)    Reports filed on Form 8-K.

              Form 8-K, filed January 10, 1997, reporting the acquisition of GCI.

              Form 8-K/A filed March 11, 1997, reporting the acquisition of GCI, together with financial statements.

              Form 8-K, filed May 15, 1997, reporting a change in the Company's fiscal year.

Item 28.      Undertakings

       The Registrant will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii)Include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant will:

       (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (ss.ss. 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

       (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES



       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on August 15, 1997.



                                       INTEGRATED SECURITY SYSTEMS, INC.


                                       By:  /s/ GERALD K. BECKMANN
                                            -----------------------------------
                                                Gerald K. Beckmann
                                                President and
                                                Chief Executive Officer

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned Officers and Directors of Integrated Security Systems, Inc. (the "Company") hereby constitutes and appoints Gerald K. Beckmann (with full power to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, and file any and all documents relating to this Registration Statement, including any and all amendments, exhibits and supplements thereto, with any regulatory authority, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 15, 1997.


                                       INTEGRATED SECURITY SYSTEMS, INC.


                                       By:  /s/ GERALD K. BECKMANN
                                            -----------------------------------
                                            Gerald K. Beckmann
                                            Director, Chairman of the Board,
                                            Chief Executive Officer
                                            and President


                                       By:  /s/ HOLLY J. BURLAGE
                                            -----------------------------------
                                            Holly J. Burlage
                                            Vice President
                                            (Principal Financial Officer and
                                            Principal Accounting Officer)


                                       By:  /s/ JAMES W. CASEY
                                            -----------------------------------
                                            James W. Casey
                                            Director


                                       By:  /s/ ROBERT M. GALECKE
                                            -----------------------------------
                                            Robert M. Galecke
                                            Director


                                       By:  /s/ JAMES E. JACK
                                            -----------------------------------
                                            James E. Jack
                                            Director


                                       By:  /s/ FRANK R. MARLOW
                                            -----------------------------------
                                            Frank R. Marlow
                                            Director

                                 EXHIBIT INDEX


EXHIBIT
NUMBER     DESCRIPTION
-------    -----------

  5.1      Opinion of Haynes and Boone, L.L.P.

 11.1      Computation of earnings per share.

 23.1      Consent of Price Waterhouse LLP.